Exhibit 10.44

INDUSTRIAL SPACE LEASE

COTTONMILL PROPERTIES, LLC,

a California limited liability company

and

MARLENE THIER,

as trustee of the Thier Family Trust,

as tenants in common,

collectively, Landlord

and

DRAGONFLY ENERGY CORP.,

a Nevada corporation,

Tenant

2275 East Newlands Road, Fernley, Nevada

April 12, 2024

INDUSTRIAL SPACE LEASE

THIS LEASE (“Lease”), dated April 12, 2024, is made by and between COTTONMILL PROPERTIES, LLC, a California limited liability company, and MARLENE THIER, as trustee of the Thier Family Trust, as tenants in common (collectively, “Landlord”), and DRAGONFLY ENERGY CORP., a Nevada corporation (“Tenant”).

1. DEFINED TERMS, TABLE OF CONTENTS, EXHIBITS, PREMISES AND LANDLORD’S RESERVED RIGHTS

1.01. Defined Terms:

Landlord’s Notice Address:	c/o Jones Development Company, LLC
914 Dewing Ave
Lafayette, CA 94549

Tenant’s Notice Address:	Dragonfly Energy Corp.
1190 Trademark Drive, Suite 108
Reno, NV 89521
Attention: Legal Department

Property:	All of the real property and improvements commonly referred to as 2275 East Newlands Road in Fernley, Nevada, as depicted in Exhibit A attached hereto.

Building:	That certain industrial building located on the Property, as shown in Exhibit A.

Premises:	That certain industrial space located on the west end of the Building as depicted in Exhibit B attached hereto.

Rentable Square Feet of the Premises:	Approximately 64,000 rentable square feet of space. Landlord shall remeasure the Premises upon completion of Initial Improvements and such remeasurement shall be binding on the parties for all purposes under this Lease.

Rentable Square Feet of the Building:	Approximately 256,000 rentable square feet of space

Term:	Sixty (60) months, commencing on the Rent Commencement Date

Commencement Date:	April 1, 2024

Rent Commencement Date:	Two (2) months following the Commencement Date

Monthly Base Rent:	Forty-Four Thousand Eight Hundred and no/100 Dollars ($44,800), based on $0.70 per rentable square foot per month per month (subject to adjustment following Landlord’s remeasurement upon completion of Initial Improvements)

Adjustment Dates for Rent Escalations:	On each anniversary date of the Commencement Date, the Monthly Base Rent for the Premises shall be increased by three percent (3.0%)

Security Deposit:	Fifty Thousand Four Hundred Twenty-Two and 79/100 Dollars ($50,422.79)

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Tenant’s Share of Tax Expenses, Insurance Expenses and Operating Expenses:	Twenty-Five percent (25%) (subject to recalculation following Landlord’s remeasurement of the Premises)

Commercial Liability Policy Limit:	Two Million Dollars ($2,000,000)

Permitted Use:	General office, warehousing, assembly/light manufacturing, painting of products, storage fulfillment, distribution of Tenant’s products, and other uses as allowed by applicable Regulations (as defined below). Tenant shall be solely responsible for any use approval with required regulatory agencies and governmental entities. Tenant may implement a processing facility at the pilot and post-pilot scales for battery materials manufacturing subject to Landlord’s approval of Tenant’s MSDS sheets, Exhibit D and the processes intended by Tenant to take place in the Premises.

Broker:	Kidder Matthews on behalf of both Tenant and Landlord.

The foregoing provisions constitute the defined terms (“Defined Terms”). Each reference in this Lease to Section 1.01 or the Defined Terms shall be construed to incorporate the applicable Defined Terms in this Section 1.01.

LANDLORD:		TENANT:

COTTONMILL PROPERTIES, LLC,		DRAGONFLY ENERGY CORP.,
a California limited liability company		a Nevada corporation

By:	Jones Partners, LLC	By:	/s/ Denis Phares
Title:	Managing Member	Name Printed:	Denis Phares
		Title:	Chief Executive Officer
By:	/s/ Randall S. Jones
Name Printed:	Randall S. Jones
Title:	Manager

THIER FAMILY TRUST

By:	/s/ Marlene Thier
Name Printed:	Marlene Thier
Title:	Trustee

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11. DAMAGE AND DESTRUCTION	16
11.01. Reconstruction.	16
11.02. Rent Abatement.	16
11.03. Option to Terminate.	16
11.04. Uninsured Casualty.	16
11.05. Waiver.	16
12. EMINENT DOMAIN	17
12.01. Total Condemnation.	17
12.02. Partial Condemnation.	17
12.03. Landlord’s Award.	17
12.04. Tenant’s Award.	17
12.05. Temporary Condemnation.	17
12.06. Delivery of Documents.	17
13. DEFAULT	17
13.01. Events of Default.	17
13.02. Landlord’s Remedies.	18
14. ASSIGNMENT AND SUBLETTING	19
14.01. Approval.	19
14.02. Landlord Option.	19
14.03. Bonus Rental.	20
14.04. Scope.	20
14.05. Release.	20
14.07. Waiver.	20
14.08. Affiliates.	20
15. ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION	20
15.01. Estoppel Certificate.	20
15.02. Attornment.	21
15.03. Subordination.	21
16. MISCELLANEOUS	21
16.01. Release.	21
14.06. Holding Over.	21
16.01. Waiver.	21
16.02. Financial Statements.	21
16.03. Accord and Satisfaction.	21
16.04. Limitation of Landlord’s Liability.	21
16.05. Entire Agreement.	21
16.06. Time.	22
16.07. Attorneys’ Fees.	22
16.08. Captions and Article Letters.	22
16.09. Severability.	22
16.10. Applicable Regulations.	22
16.11. Rules and Regulations.	22
16.12. Examination of Lease.	22
16.13. Surrender.	22
16.14. Authority.	22
16.15. Broker.	22
16.16. Landlord’s Right to Perform.	23
16.17. Modification for Lender.	23
16.20. Notices.	23
16.21. Counterparts.	23
16.22. OFAC.	23
16.23. Access to Building.	24
17. OPTION TO EXTEND TERM	24
17.01. Extension Option.	24
17.02. Fair Market Rent.	24
17.03. Conditions to Exercise.	25

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1.03. Exhibits. The following Exhibits are attached to this Lease and incorporated herein by reference thereto.

Exhibit A – Real Property Depiction [Section 1.01]

Exhibit B – Premises Floor Plan [Section 1.04]

Exhibit C – Initial Improvements [Sections 2, 3]

Exhibit D – Environmental Disclosure [Section 10.03]

Exhibit E – Rules and Regulations [Section 16.13]

1.04. Premises. Landlord hereby leases to Tenant, subject to the provisions of this Lease, the Premises in the Building, as shown on Premises Floor Plan in Exhibit B, excluding the Common Area, as hereinafter defined, and all of the outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment or other utilities or Building facilities which are reserved solely to Landlord and Landlord shall have rights of access through the Premises for the purpose of operating, maintaining and repairing the same. Any statement of square footage set forth in this Lease, or that may have been used in calculating Rent, Operating Expenses, Tax Expenses and/or Insurance Expenses (as hereinafter defined), is an approximation prepared by Landlord which Landlord and Tenant agree is reasonable and the Monthly Base Rent thereon is not subject to revision whether or not the actual square footage is more or less.

1.05. Common Area. Tenant may, as appurtenant to the Premises and subject to the terms of this Lease and compliance with applicable Regulations (as defined in Section 16.11) and Rules and Regulations (as defined in Section 16.13 below), use the following areas (collectively “Common Area”) in common with other tenants and occupants, the walkways, sidewalks, driveways, roadways and other surfaced areas, fences, and drainage. The Building and Common Area (plus any other real property and improvements identified in Exhibit B, if attached to this Lease) shall be collectively known as the “Property”.

The right herein granted to use the Common Area shall not be deemed to include the right to store any property, temporarily or permanently, in the Common Area. Any such storage shall be permitted only by the prior written consent of Landlord, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord. For avoidance of doubt, any area in which Tenant is permitted to store a liquid nitrogen tank (as approved in writing by Landlord) shall be deemed to be part of the Premises for all purposes under this Lease.

1.06. Landlord’s Reserved Rights. Provided that the exercise of the following rights does not unreasonably interfere with Tenant’s use of the Premises, Landlord shall have the right, in Landlord’s sole discretion, from time to time:

a.	To make changes to the Common Area, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, roadways, landscaped areas, walkways, and utility raceways;
b.	To install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises or outside the Premises; and to make any alterations to the Premises that, in Landlord’s reasonable judgment, are required or authorized by any existing or future governmental codes;
c.	To change the boundary lines of the Property; and
d.	To install, use, maintain, repair, alter or relocate and replace any Common Area; provided, however, that substitutions, if any, shall be substantially equivalent or better in quality.
e.	To close temporarily any of the Common Area for maintenance purposes so long as reasonable access to the Premises remains available.
f.	To use the Common Area while engaged in making additional improvements, repairs or alterations to the Property, or any portion thereof;
g.	To grant easements and licenses on, under and over the Common Area; and
h.	To do and perform such other acts and make such other changes in, to or with respect to the Common Area and Property and Landlord may, in the exercise of sound business judgment, deem to be appropriate.

Such rights are exercisable without notice (provided that Landlord shall endeavor to provide Tenant with reasonable advance notice, absent an emergency) and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for abatement of Rent. Landlord shall make commercially reasonable efforts to minimize interference with Tenant’s business operations in connection with any exercise of rights under this Section 1.06.

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2. IMPROVEMENTS

2.01. Tenant’s Acceptance of Premises.

a. On the Commencement Date, Landlord shall deliver the Premises to Tenant broom clean, free of debris and with all mechanical, plumbing and electric systems serving the Premises in good working order (subject to ongoing Initial Improvement work); provided that if such systems are not in good working order, as Tenant’s sole remedy, Landlord shall repair same as expeditiously as practicable so long as Tenant notifies Landlord of a defect or nonworking condition within thirty (30) days of the Commencement Date, failing which, such good condition shall be presumed (and if the nonworking condition or defect is due to the actions or inaction of Tenant or any Tenant Parties, then Tenant shall reimburse Landlord for the costs of repair or replacement upon demand). Tenant shall accept the Premises “as is” on the Commencement Date (as hereinafter defined). Except for the Landlord’s obligation, to construct the Initial Improvements described in Exhibit C, which shall be completed following the Commencement Date, Landlord shall have no obligation to construct any improvements in the Premises, and any other alteration to or improvement of the Premises shall be governed by Section 8 below. By taking possession of or using the Premises, Tenant shall be deemed to accept the same in their condition existing as of the date of such possession or use and subject to Regulations. Tenant shall, at Tenant’s sole cost and expense, comply with all Regulations now in force or which may hereafter be in force relating to the Premises and the use of the Premises, and Tenant shall secure any permits therefore.

Tenant shall have a period of thirty (30) days after the Initial Improvements are substantially completed in which to notify Landlord in writing of any construction deficiencies or any failure of the Initial Improvements to comply with any Regulations or any uncompleted punch list items (the punch list shall be limited to items required to be accomplished by Landlord under the Exhibit C) and, except as hereafter provided and as Tenant’s sole option, Landlord will repair, replace or complete at its expense all items referenced in such notice within thirty (30) days after receipt of such notice, subject to Unavoidable Delays (as hereinafter defined), or as soon thereafter as Landlord, acting in good faith, can repair, replace or complete the same. If Landlord reasonably contends that a particular item in such notice is not justified, the parties will refer the issue to Landlord’s Architect for resolution. Landlord’s Architect’s determination shall be final and binding upon the parties. Nothing in this Section shall limit or expand Landlord’s maintenance and repair obligations set forth in Section 7.03. Tenant acknowledges that the only warranties and representations Landlord has made in connection with the physical condition of the Premises or Tenant’s use of the same upon which it has relied directly or indirectly are those expressly provided in this Lease. As used herein, “Unavoidable Delays” means delays due to fire, earthquake, inclement weather, acts of God, acts of the public enemy, riot, insurrection, governmental delays or regulations of the sales of materials or supplies or the transportation thereof, strikes or boycotts, shortages of material or labor, epidemics, any other causes beyond the reasonable control of Landlord.

b. Notwithstanding the foregoing, Landlord represents and warrants that on the Commencement Date, the following shall be in good working order and condition: the plumbing, lighting, air conditioning, heating, and ventilating systems, fire sprinkler system, roof membrane, structural portion of the exterior walls, foundation, flooring (not including floor coverings) and loading doors serving the Premises (the “Warranted Items”); provided, however, that the Warranted Items shall be deemed to be in good working order and condition unless Tenant notifies Landlord otherwise within twelve (12) months following the Commencement Date. If Tenant so notifies Landlord, as Tenant’s sole and exclusive remedy, Landlord shall correct such Warranted Item at Landlord’s sole cost and expense as soon as practicable; provided, however, that Tenant (and not Landlord) shall be liable for the repair and replacement of any Warranted Items that (i) are damaged by the negligent actions or inactions, willful misconduct or breach of this Lease by Tenant or any Tenant’s Parties (as defined in Section 10.06 below), or (ii) are not in good working order and condition as a result of any Tenant’s Alterations or Utility Installations under Section 8.02 below to the Premises or Building made by or at the request of Tenant (other than Initial Improvements).

2.02. Construction.

a. Initial Improvements to be Completed by Landlord. Landlord and Tenant have agreed upon construction of initial improvements within the Premises pursuant to Exhibit C.

b. Construction. Landlord shall construct the Initial Improvements (as defined in Exhibit C) substantially in accordance with the Exhibit C. Such work shall be completed following the Commencement Date, and Landlord and Tenant shall cooperate to allow the Initial Improvements to be completed simultaneously with Alterations that Tenant will make to prepare the Premises for its occupancy. Landlord shall make commercially reasonable efforts to complete the Initial Improements within sixty (60) days following the Commencement Date.

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c. Landlord Interference with Initial Tenant Alterations. If Landlord’s construction of Initial Improvements interferes with Tenant’s construction of Alterations, and such interference is not discontinued within two (2) business days following written notice from Tenant, then the Rent Commencement Date shall be delayed day for day for each day thereafter that Tenant is delayed in completing its initial Alterations due to Landlord’s interference in connection with completion of Initial Improvements.

3. TERM

3.01. Commencement Date. The Term shall commence on the Commencement Date set forth in Section 1.01. Tenant shall not be allowed access to the Premises until insurance certificates have been approved by Landlord, as required under this Lease.

3.02. Term. The Term of this Lease shall be for the period as stated in Section 1.01, commencing on the Commencement Date of the Term as provided in Section 3.01 and, unless sooner terminated in accordance with the terms of this Lease, shall expire on the last day of the sixtieth (60th) full month following the Rent Commencement Date (the “Expiration Date”). If the last day of the Term falls on a date other than the last day of the month, then the Term shall be extended so that the last day of the Term shall be the last calendar day of the calendar month in which the Term would otherwise end. Upon Landlord’s request following the Rent Commencement Date for the Premises and/or remeasurement upon completion of Initial Improvements, Tenant shall execute a memorandum confirming the Term, rentable square footage of the Premises, Monthly Base Rent, Rent Commencement Date, Tenant’s Share of Tax Expenses, Insurance Expenses and Operating Expenses, and other information as reasonably requested by Landlord, which memorandum shall thereupon be deemed a part of this Lease; provided, however, the execution of such memorandum shall not be a condition precedent to the parties’ obligations hereunder.

4. RENT

4.01. Monthly Base Rent. Beginning on the Rent Commencement Date and continuing throughout the Term, Tenant shall pay the Monthly Base Rent to Landlord in advance upon the first day of each calendar month of the Term, at Landlord’s address or at such other place designated by Landlord in a notice to Tenant, without any prior demand or invoice therefore. If the Rent Commencement Date shall occur on a day other than the first day of a calendar month, then Tenant shall pay, upon the Rent Commencement Date, a pro rata portion of the Monthly Base Rent, prorated on a per diem basis, with respect to the portions of the fractional calendar month included in the Term. Upon executing this Lease, Tenant shall pay Tenant’s Security Deposit as provided in Section 4.06 below.

4.02. Escalation. The Monthly Base Rent shall be adjusted during the Term as provided in Section 1.01.

4.03. Additional Rent and Estimated Payments. “Additional Rent” shall include all monies, except for Monthly Base Rent, required to be paid by Tenant to Landlord under the Lease, including without limitation, any late payments, interest, and payments required to be made by Tenant to Landlord on account of costs incurred by Landlord for Tax Expenses, Insurance Expenses, and/or Operating Expenses. Additional Rent shall be payable by Tenant within ten (10) days after a reasonably detailed statement of actual expenses is presented to Tenant by Landlord (provided that Tax Expenses, Insurance Expenses, and Operating Expenses shall not be payable until the Rent Commencement Date). At Landlord’s option, however, an amount may be estimated by Landlord from time to time of Additional Rent payable by Tenant and the same shall be payable monthly during each accounting year of the Term, on the same day as Base Rent is due hereunder. At the end of each year there shall be an adjustment made to account for any difference between the actual and the estimated Additional Rent for the previous year. If Tenant has overpaid the amount of Additional Rent owing pursuant to this provision, Landlord shall credit Tenant the amount of such overpayment in determining Tenant’s estimated payments for the following lease year; provided, that in the case of overpayment for the final lease year of the Term, Landlord shall refund such overpayment to Tenant within thirty (30) days after Landlord finalizes its statement for such final year. If Tenant has underpaid the amount of Additional Rent owing pursuant to this provision, Tenant shall pay the amount of such underpayment to Landlord, as Additional Rent, within thirty (30) days after receipt of such final statement from Landlord. Except as set forth to the contrary in this Section 4.03, Tenant’s Shares of, respectively, Tax Expenses, Insurance Expenses, and Operating Expenses, shall be as set forth in Section 1.01. For any period during the Term in which the Building or Property is not fully occupied, Landlord shall compute and charge Tenant for, respectively, Operating Expenses, Tax Expenses, and Insurance Expenses, based upon the ratio that the Rentable Square Feet of the Premises bears to the Rentable Square Feet of the Building or Property, as applicable; Tenant’s Share of, respectively, Tax Expenses, Insurance Expenses, and Operating Expenses shall be adjusted accordingly for such period of time. Notwithstanding the foregoing, to the extent Operating Expenses vary, as reasonably determined by Landlord, according to the level of occupancy of the Building (or Property, as applicable), Landlord may compute and charge Tenant for such variable expenses an amount greater than Tenant’s Share of Operating Expenses equal to Landlord’s reasonable estimate of the extent to which such variable Operating Expenses are attributable to Tenant’s occupancy. In the event that Tenant or any other tenant within the Building has a use, performs acts (including, without limitation, construction within the Building), or whose presence or occupancy results, in Landlord’s good faith determination, in an inequitable allocation of either Operating Expenses, Tax Expenses, or Insurance Expenses among the tenants of the Building, then Landlord may, without any obligation to do so and notwithstanding any provision to the contrary in this Lease, reallocate one or more of Tenant’s Share of, respectively, Operating Expenses, Tax Expenses, and/or Insurance Expenses in such a manner so as to achieve an allocation of such expenses which Landlord determines to be equitable in Landlord’s good faith determination. Notwithstanding anything to the contrary in this Lease, in the event that Landlord sells a portion of the Property, Tenant’s Share of, respectively, Tax Expenses, Insurance Expenses and Operating Expenses after such sale shall be based upon the ratio that the Rentable Square Feet of the Premises bears to the Rentable Square Feet of the Property then owned by Landlord after any such sale. Charges for, respectively, Tax Expenses, Insurance Expenses and Operating Expenses shall be prorated to the date of any sale of a portion of the Property to reflect the recalculation described in the preceding sentence.

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4.04. Rent Defined. Monthly Base Rent and Additional Rent shall be deemed to constitute “Rent”. Rent shall be paid in lawful money of the United States without any abatement, set off or deduction whatsoever.

4.05 Interest and Late Charge. If any installment of Rent is not paid promptly when due, such amount shall bear interest at the rate of ten percent (10%) per annum from the date on which said payment shall be due until the date on which Landlord shall receive said payment regardless of whether or not a notice of default or notice of termination has been given by Landlord. In addition, Tenant shall pay Landlord a late charge of ten percent (10%) of the amount delinquent. Landlord and Tenant recognize that the damage which Landlord shall suffer as a result of Tenant’s failure to pay Rent is difficult to ascertain, said late charge being the best estimate of the damage which Landlord shall suffer in the event of Tenant’s late payment. This provision shall not relieve Tenant of Tenant’s obligation to pay Rent at the time and in the manner herein specified.

4.06. Security Deposit. Upon execution of this Lease, Tenant shall deposit the Security Deposit set forth in Section 1.01 in cash with Landlord. The Security Deposit shall secure Tenant’s obligation to: (i) pay Rent; (ii) maintain the Premises and repair damages thereto; (iii) surrender the Premises to Landlord in clean condition and good repair upon termination of this Lease; and (iv) discharge Tenant’s other obligations hereunder. Landlord may use and commingle the Security Deposit with other funds of Landlord. If Tenant fails to perform any of Tenant’s obligations hereunder, Landlord may, but without obligation, apply all or any portion of the Security Deposit toward fulfillment of Tenant’s unperformed obligations. If Landlord does so apply any portion of the Security Deposit, Tenant shall upon demand by Landlord, immediately pay Landlord sufficient cash to restore the Security Deposit to the full original amount. The Security Deposit shall not bear interest. Upon termination of this Lease, if Tenant has performed Tenant’s obligations hereunder, Landlord shall return the Security Deposit to Tenant. If Landlord transfers Landlord’s rights under this Lease, Landlord may deliver the Security Deposit to the transferee, whereupon Landlord shall be released from any further liability to Tenant with respect to the Security Deposit. Unless otherwise expressly agreed in writing by Landlord, no part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any monies to be paid by Tenant under this Lease.

5. TAX EXPENSES

5.01. Tenant’s Obligations. Tenant shall pay to Landlord, pursuant to the terms of Section 4.03, Tenant’s Share of Tax Expenses assessed against the Premises, Building, Common Area or Property during each calendar year of the Term of this Lease, commencing on the Rent Commencement Date. “Tax Expenses” shall mean and include the sum of the following: all real estate, land, fixed improvement, structural improvement, Landlord’s personal property used for the Project and other taxes relating to the Property, governmental and quasi-governmental assessments and charges, commercial rental taxes, fees and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or otherwise, and all other fees or taxes which may be levied which: (i) are assessed, levied, conformed, imposed or become a lien upon the Property; (ii) are imposed in lieu of any of the above and become payable by Landlord during the Term, or (iii) may be assessed after the expiration of the Term for a period during the Term; provided, however, that:

a. Any water charges, sewer charges or utility fees contained in any tax bill shall not be deemed a “Tax Expense”, but shall be payable by Tenant as a utility charge in accordance with Section 9.01 [Utilities] below.

b. The amount owed by Tenant for Tax Expenses, as set forth in this Section 5.01, shall be prorated between Landlord and Tenant so that Tenant shall pay for amounts applicable to the period of time occurring prior to the expiration of the Term; and

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c. Tax Expenses shall not include interest, fees, interests or any other costs resulting from the late payment of Tax Expenses to the applicable authority (unless due to Tenant’s failure to pay Rent in accordance with the terms of this Lease.

5.02. Limitation. Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession or documentary transfer tax of Landlord, or any income, profits or revenue tax or charge, upon the net income of Landlord; provided, however, that if under the laws of the United States Government or the state, city or county in which the Property is located, or any political subdivision thereof or any improvement district therein, a tax or excise on rent, or any other tax however described, is levied or assessed by any such body against Landlord on account of rentals payable to Landlord from the Property, Tenant shall pay Tenant’s Share of such tax or excise on rent as Tenant’s Share is set forth under Tenant’s Share of Tax Expenses under Section 1.01 and Section 4.03.

5.03. Personal Property Taxes. Prior to delinquency, Tenant shall pay all taxes and assessments levied upon Tenant’s inventories, merchandise, furniture, trade fixtures, equipment and other personal property located on or about the Premises, as well as any taxes due to improvements or alterations made to the Premises by Tenant.

6. INSURANCE

6.01. Tenant’s Obligations. Tenant shall pay to Landlord, pursuant to the terms of Section 4.03, Tenant’s Share of Insurance Expenses (as defined in Section 1.01) incurred during each calendar year of the Term of this Lease, commencing on the Rent Commencement Date. As used herein, “Insurance Expenses” shall include the cost of premiums for insurance maintained by Landlord under this Article 6 and any deductible portion of any insured loss concerning the Common Area, Building or Property. The amount owed by Tenant for Insurance Expenses, as set forth in this Section 6.01, shall be prorated between Landlord and Tenant so that Tenant shall pay that proportion attributable to the Term.

6.02. Landlord’s Property. During the Term, Landlord shall procure and maintain in full force with respect to the Property, a policy or policies of all risk insurance (including standard sprinkler leakage coverage and any other endorsements or types of coverage required by the holder of any fee or leasehold mortgage) in an amount equal to the full insurance replacement value (replacement cost new, including debris removal, and demolition) thereof. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant’ operations results in increased exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increased amount.

6.03. Landlord’s Liability Insurance. During the Term, Landlord shall procure and maintain in force a commercial general liability insurance covering the Property in commercially reasonable amounts as determined by Landlord, from time to time in Landlord’s reasonable discretion.

6.04. Tenant’s Liability. During the Term of this Lease and any early entry onto the Property by Tenant, Tenant shall, at Tenant’s sole cost and expense, maintain in full force a policy or policies of commercial general liability insurance, rated A-VI or better in “Best Insurance Guide” and in the form customary to the locality in which the Property is located, insuring Tenant’s activities and those of Tenant’s employees, agents, licensees and invitees with respect to the Premises against loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in the Premises in amounts of not less than the greater of the Commercial General Liability Policy Limits set forth in Section 1.01, and combined single occurrence limit for personal injury and property damage of Five Million Dollars ($5,000,000). If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Property as described above, as well as coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirement hereof. Such insurance shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. All such policies shall provide that such coverage shall be primary and non-contributing and that any insurance maintained by Landlord shall be excess insurance only. Such coverage shall also contain the following endorsements: (i) deleting any employee exclusion of personal injury coverage; (ii) including employees as additional insureds; (iii) providing for coverage of employer’s automobile non-ownership liability; (iv) deleting any liquor liability exclusion, (v) an “Additional Insured-Managers or Lessors of Premises Endorsement”, and (vi) the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a hostile fire. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

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6.05. Fire and All Risk Coverage Insurance. During the Term of this Lease and any early entry onto the Property, Tenant shall, at Tenant’s sole cost and expense, procure and maintain in full force a policy or policies of special form property insurance, including sprinkler leakage if the Premises is equipped with an automatic sprinkler system, in an amount not less than one hundred percent (100%) replacement value covering Tenant’s merchandise, inventories, furniture, trade fixtures, equipment and Tenant’s Alterations and Utility Installations and other personal property that Tenant owns or has installed at Tenant’s sole cost and expense to the Premises. Landlord and Tenant agree that proceeds from such insurance policy or policies shall be used for the repair or replacement of Tenant’s Alterations and Utility Installations, trade fixtures and personal property.

6.06. Rental Abatement Insurance. During the Term of this Lease, Landlord may maintain in full force and effect rental abatement insurance against abatement or loss of Rent with respect to the Property in case of fire or other casualty, in an amount and with coverage periods as reasonably determined by Landlord.

6.07. Insurance Certificates; Other Requirements. Tenant shall furnish to Landlord on the Commencement Date (or upon any earlier entry onto the Property), and thereafter within thirty (30) days prior to the expiration of each such policy, certificates of insurance issued by the insurance carrier of each policy of insurance required to be carried by Tenant pursuant hereto. Each certificate shall expressly provide that such policies shall not be cancellable or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days prior written notice to the parties named as additional insureds in this Section 6.07. Landlord, Jones Development Company, LLC, Landlord’s successors and assigns, and any nominee of Landlord holding any interest in the Premises, including, without limitation any ground lessor and holder of any fee or leasehold mortgage of which Tenant has been notified in writing shall be named as additional insureds under each policy of insurance maintained by Tenant. All insurance policies required to be carried by Tenant under this Lease shall: (i) be written by companies rated A-VI or better in “Best’s Insurance Guide” and authorized to do business in Nevada; and (ii) name any parties designated by Landlord as additional insureds. Any deductible amounts under any insurance policies required to be carried by Tenant hereunder shall be subject to Landlord’s prior written approval. In any event deductible amounts shall not exceed Ten Thousand Dollars ($10,000.00) without Landlord’s prior written consent, in its sole discretion. If at any time during the Term the amount or coverage of any insurance which Tenant is required to carry under this Lease is, in Landlord’s good faith judgment, materially less than the amount or type of insurance coverage typically carried by owners or lessees or properties located in the same general market area as the Property, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Section.

6.08. Tenant’s Failure. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and costs resulting from said failure. Tenant shall also be responsible for reimbursing Landlord for any costs incurred by Landlord pursuant to Section 16.18. Nothing herein shall be a waiver of any of Landlord’s rights and remedies under any other article of this Lease or at law or equity.

6.09. Waiver of Subrogation. Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The parties agree to have their respective property damage and workers compensation insurance carriers waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance is not invalidated thereby.

6.10. Indemnification of Landlord. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold Landlord, and its respective partners, members, managers, employees, authorized agents and property manager (collectively, “Landlord’s Authorized Representatives”), and the Property harmless from and against all claims, liabilities, penalties, losses, damages, costs and expenses, claims or judgments (including, without limitation, reasonable attorneys’ fees) in connection with or arising out of any injury to persons or damage to Property occurring in or on the Premises, or resulting from any accident or other occurrence on or about the Property occasioned by any negligent or willfully wrongful act or omission of Tenant, Tenant’s officers, managers, employees, agents, sub-tenants, or contractors, visitors or invitees, or arising from Tenant’s use, maintenance, occupations or operation of the Premises, Building or Common Area, or caused by or related to any default by Tenant or any Tenant Parties under this Lease; provided, however that Tenant shall not be required to indemnify Landlord for any injury or damage to the extent arising as the result of the gross negligence or willful misconduct of Landlord or Landlord’s Authorized Representatives. Landlord need not have first paid any such claim in order to be defended or indemnified. All indemnification obligations provided in this Lease shall survive its termination or expiration. Landlord or Landlord’s Authorized Representatives need not have first paid any such claim in order to be defended or indemnified. The provisions of this Section 6.10 shall survive the expiration or earlier termination of this Lease.

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6.11. Earthquake, Flood and Additional Insurance. In addition to any other insurance policies carried by Landlord or Landlord’s Authorized Representatives in connection with the Property, Landlord may elect to procure and maintain in full force and effect during the Term, with respect to the Property, a policy of earthquake/volcanic action and flood and/or surface water insurance, in an amount not to exceed one hundred percent (100%) of the full insurance replacement value (including debris removal and demolition of the Property, including rental value insurance against abatement or loss of rent in the case of damage or loss covered under such earthquake/volcanic and flood and/or surface water insurance. Landlord may maintain such other commercially reasonable insurance as required by its lender or determined by Landlord to be prudent.

6.12. Workers’ Compensation Insurance. During the Term of this Lease and for Tenant, any early entry onto the Project, both parties shall, procure at their sole cost and expense, procure and maintain in full force Workers’ Compensation Insurance in compliance with Nevada law.

6.13. Business Interruption Insurance. During the Term of this Lease and any early entry onto the Property, Tenant shall, at Tenant’s sole cost and expense, procure and maintain in full force a policy of Business Interruption Insurance adequate to insure Tenant’s typical exposure at the Premises over a one (1) year period of time.

6.14. Comprehensive Automobile Liability Insurance. During the Term of this Lease and any early entry onto the Property, if Tenant operates owned, hired or non-owned vehicles on the Property then Tenant shall, at its sole cost and expense, procure and maintain in full force a policy of Comprehensive Automobile Liability Insurance, at a limit of liability of not less than Five Million Dollars ($5,000,000) combined bodily injury and property damage.

6.15. Landlord’s Disclaimer. Neither Landlord nor Landlord’s Authorized Representatives shall be responsible or liable at any time for damage to Tenant’s equipment, fixtures or other personal property or to Tenant’s business, and neither Landlord nor Landlord’s Authorized Representatives shall be responsible or liable to Tenant or to those claiming by, through or under Tenant for any damage to person or property that may be occasioned by the acts or omissions of third parties and neither Landlord nor Landlord’s Authorized Representatives shall be responsible or liable for any defect in any building or Common Area in the Property or any of the equipment, machinery, utilities, appliances or apparatus therein, nor shall they be responsible or liable for any damage to any person or to any property of Tenant or other person caused by bursting, breakage or leakage, steam or the running, seepage or overflow of water or sewage in any part of the Premises or by the use of reclaimed water or for any damage caused by or resulting from acts of God or the elements or for any damage caused by or resulting from any defect or negligence in the occupancy, construction, operation or use of any of the Property, machinery, apparatus or equipment by any other person or by or from the acts or negligence of any occupant of the Property, except to the extent such defect, damage or loss is caused by the gross negligence or willful misconduct of Landlord or Landlord’s Authorized Representatives. Notwithstanding Landlord’s or Landlord’s Authorized Representatives’ negligence or breach of this Lease, neither Landlord nor its Authorized Representatives shall be liable for injury to Tenant’s business or for any loss of income or profit therefrom.

7. OPERATING EXPENSES, REPAIRS AND MAINTENANCE

7.01. Common Area Operating Expenses. Beginning on the Rent Commencement Date, Tenant shall pay to Landlord, pursuant to the terms of Section 4.03, Tenant’s Share (as defined in Section 1.01) of all Common Area Operating Expenses, as hereinafter defined, incurred during each calendar year of the Term of this Lease, in accordance with the following provisions. “Operating Expenses” shall include all costs and expenses incurred by Landlord for the administration, management, cleaning, maintenance, painting and repair of the Property (including, without limitation, the Common Area), and shall include, without limitation, the costs and expenses of:

a. Costs relating to the operation, repair and maintenance, in neat, clean good order and condition, and, if reasonably necessary, the replacement of the following:

(i)	The Common Area and Common Area improvements, including, but not limited to, parking areas, security offices, loading and unloading areas, trash areas, waste treatment facilities, electric substations, water storage and treatment facilities, recycled water delivery systems, roadways, railways, railway crossings, spur tracks, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, storm water systems, detention basins, Common Area lighting facilities, fences and gates, roofs, exterior walls of the Buildings, Buildings systems and roof drainage systems.
(ii)	Routine roof maintenance, small patching, cleaning and maintenance of roof drains and rain leaders.
(iii)	Monument signs and any tenant directories.
(iv)	Any fire sprinkler or life safety systems.

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(v)	Pest control services, security services, owner’s association dues and fees, the cost to repaint the exterior of any structures.
(vi)	All other areas and improvements that are within the exterior boundaries of the Property, but outside of the Premises and/or any other space occupied by a tenant.

b. Property management fees as follows: (1) three percent (3%) of Monthly Base Rent; and (2) the market rate wages and benefits of a single property manager employee of Landlord’s property manager engaged in managing the Property.

c. The cost of any utilities, including, but not limited to, water, sewer, gas, electricity, internet and telephone to serve the Common Area.

d. Maintaining and repairing mechanical, plumbing, electrical, lighting and life safety systems and reserves set aside for maintenance, repair and replacement of the Common Area and Common Area equipment.

e. License, permit and inspection fees.

f. Any deductible portion of an insured loss concerning the Buildings or the Common Area.

g. Landlord shall have the right to include Capital Expenditures (as defined below) in Operating Expenses, provided that such Capital Expenditures are limited to the repair or replacement of existing improvements, and facilities (as distinguished from new capital improvements) at the Property, but excluding designated tenant premises (collectively, “Permitted Capital Expenditures”) and are amortized over the reasonable useful life of the item being replaced and/or repaired in accordance with generally accepted accounting principles. “Capital Expenditures” means those expenditures which, in accordance with generally accepted accounting principles, are not fully chargeable to current expenses in the year the expenditure is incurred.

h. The cost of any other services to be provided by Landlord that are stated elsewhere in this Lease to be a Common Area Operating Expense.

Notwithstanding anything to the contrary contained herein, in no event shall Operating Expenses include any of the following: (1) costs of correcting any non-compliance of the Building of Property with applicable governmental requirements as of the date of mutual execution of this Lease; (2) costs for which Landlord is reimbursed, receives a credit or is otherwise compensated (other than tenant reimbursements for Operating Expenses, Insurance Expenses and Tax Expenses); (3) rent or other amounts payable under any ground lease or master lease, or interest, amortization or other repayment of indebtedness or costs, fees, points or other expenses in connection with any financing or refinancing of all or any part of the Property; (4) Capital Expenditures, other than the annual amortized amount of Permitted Capital Expenditures expressly set forth above; (5) costs of correcting defects in the initial design or construction of the Property resulting from inferior or deficient workmanship; (6) any costs relating to Hazardous Materials, except for minor matters such as customary automobile gasoline and oil spills; (7) costs of repair or restoration required due to casualty damage or condemnation (except for commercially reasonable deductibles or amounts not exceeding commercially reasonable deductibles); (8) interest or penalties incurred as a result of Landlord’s failure to pay any bill as it shall become due; (9) any amount paid to any corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship; (10) costs related to the operation of Landlord as an entity rather than the operating of the Property (including, without limitation, costs of formation of the entity, internal accounting, legal matters and/or preparation of tax returns) or costs associated with selling the Property or any interest therein; (11) leasing commissions and attorneys’ fees incurred in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants (including, without limitation, permit. license, and inspection fees); and (12) any depreciation or amortization of the Building or other buildings and improvements on the Property.

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7.02. Tenant Repairs and Maintenance.. Subject to the casualty and condemnation provisions of Sections 11 and 12 and except for any repair and maintenance obligations of Landlord which are specifically described in Sections 2 and 7.03, Tenant, at Tenant’s sole cost and expense, shall maintain the Premises and every part thereof in good order and in a clean and safe condition, and shall repair and replace (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises), without limitation, the following: Interior surfaces of walls and ceilings; floors; wall and floor coverings; interior and exterior windows and plate glass; skylights (if any); window coverings; doors, roll up doors, locks on closing devices; window casements and frames; storefronts; signs; awnings (if any); canopies and display windows; plumbing; electrical wiring and systems within the Premises (including replacement of light bulbs, tubes and ballasts); all heating, ventilation and air conditioning equipment and systems serving the Premises; exterior entrances; and all switches, fixtures and equipment in the Premises. Tenant shall, at Tenant’s sole cost and expense, immediately replace all broken or damaged glass, including skylights (if any), in the Premises with glass equal to the specification and quality of the original glass. Tenant shall, at Tenant’s sole cost and expense, enter a regularly scheduled (not less than quarterly) preventive maintenance/service contract, with a maintenance contractor approved by Landlord, for servicing all heating, ventilation and air conditioning systems and equipment serving the Premises. If Tenant does not enter into such a contract, Landlord shall be entitled to enter into such a contract, and Tenant shall pay to Landlord, as Additional Rent, upon demand by Landlord, any costs incurred by Landlord in procuring and maintaining such a contract. Upon receipt of reasonable notice from Tenant, Landlord shall perform, at the expense of Tenant, all repairs and maintenance to plumbing, pipes and electrical wiring located within walls, above ceiling surfaces and below floor surfaces resulting from the use of the Premises by Tenant. Landlord shall be responsible for any plumbing, pipes, electrical wiring, switches, fixtures or equipment located in the Premises but serving another tenant. Tenant shall at Tenant’s sole cost and expense, repair any area, in the Premises or the Common Area, damaged by Tenant, Tenant’s agents, employees, contractors, or visitors, provided that Tenant obtains Landlord’s prior approval with respect to the method and quality of such repair. Any repair or replacement required of Tenant shall be made with equipment and/or materials at least equal to the specification and quality of the original and shall be made by contractors approved by Landlord. Tenant shall install rug protectors in all carpeted areas in which desk chairs are located Tenant shall keep all areas immediately adjoining the Premises free from trash, litter and obstructions resulting from Tenant’s business at the Premises. Tenant shall separately provide for the removal of its refuse from the Premises. Tenant recognizes the use of some chemicals and/or maintenance techniques are potentially harmful to the Premises or the Property, and consequently, Tenant’s use of such chemicals and or maintenance techniques shall be subject to Landlord’s prior written approval, in its sole discretion.

7.03. Landlord Repairs and Maintenance. Landlord shall, subject to the casualty and condemnation provisions of Sections 11 and 12 and Tenant’s obligations under Section 7.02, maintain the Common Area, plumbing, pipes and conduits located in the Common Area, the foundation and subfloors of the Building, and exterior walls of the Building, and the roof of the Building (excluding interior ceiling) in good condition, order and repair. There shall be no abatement of Rent during the performance of any work described in this Section 7.03. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant’s use of the Premises during any repairs by Landlord. Tenant hereby waives the provisions of any Requirements regarding Tenant’s right to terminate this Lease or make repairs and deduct the cost thereof from Rent. There shall be no abatement of Rent during the performance of any work described in this Section 7.03. Landlord shall not be liable to Tenant for any damage that may result from reasonable interruption of Tenant’s use of the Premises during any repairs by Landlord.

Notwithstanding anything contained Section 7.03 in this Lease to the contrary, and unless such maintenance, repair or replacement is required as a result of (a) the acts or omissions of Tenant or any Tenant Parties; or (b) Tenant’s Alterations or Utility Installations under Section 8.02 below, Landlord shall, during the Term of this Lease, be responsible at its sole cost and expense (subject to the inclusion of such costs in Operating Expenses) to maintain, repair and if needed replace (i) the roof in watertight condition, (ii) the structural walls, and (iii) all utility systems serving the Premises to the point of connection into the Premises. Landlord, at its sole cost and expense (subject to the inclusion of such costs in Operating Expenses) shall be responsible for correcting any violations of Laws (including without limitation the ADA) with respect to the common areas of the Building (to the extent such violations are not “grandfathered” in or elements for which Tenant is responsible under this Lease) to the extent that Landlord’s failure to comply therewith would materially and adversely impact Tenant’s use of or access to the Premises. Notwithstanding the foregoing, to the extent Landlord’s compliance obligations in this paragraph are (i) triggered by Tenant’s Alterations or Utility Installations, (B) Tenant’s particular use of the Premises (as opposed to standard warehouse use, such as, for example, any high-hazard use), or (C) Tenant’s particular employees or employment practices, Tenant shall reimburse Landlord for the costs incurred by Landlord in connection with fulfillment of its obligations under this paragraph. Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment to the extent required under this paragraph.

7.04. Inspection of Premises. Landlord and its agents, contractors and representatives, may enter the Premises at reasonable times upon advance notice to Tenant (and any time in the case of an emergency, without notice) in order to inspect the same, to inspect the performance by Tenant of the terms and conditions hereof, to affix reasonable signs and displays and to show the Premises to prospective purchasers, tenants and lenders, and to make such alterations, repairs, improvements or additions to the Premises as Landlord may deem necessary or desirable, and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises. All such activities shall be without abatement of Rent or liability to Landlord.

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7.05. Liens. Tenant shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Property free of all mechanic’s and materialmen’s liens in connection therewith. Tenant shall give Landlord not less than ten (10) days’ notice prior to the commencement of any work, in on or about the Premises. Landlord shall have the right to post in or on the Premises, or in the immediate vicinity thereof, notices of non-responsibility as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole cost and expense, defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against Landlord or the Premises. If Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one hundred fifty percent (150%) of the amount of such contested lien claim or demand, indemnifying Landlord against liability for the same, as required by law for the holding of the Premises free from the effect of such lien or claim.

7.06. Audit Rights. Tenant may audit Landlord’s Operating Expenses, Insurance Expenses and Tax Expenses for the immediately preceding calendar year in order to verify the accuracy thereof provided that: (i) Tenant specifically notifies Landlord that it intends to conduct such audit within ninety (90) days after the receipt of Landlord’s reconciliation for the prior accounting year; and (ii) such audit will be conducted only during regular business hours at the office where Landlord maintains such expense records and only after Tenant gives Landlord fourteen (14) days prior written notice. Any such audit must be completed by Tenant within ninety (90) days after notice of its intent to audit. Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant. No such audit shall be conducted if any other tenant has conducted an audit for the time period Tenant intends to audit and Landlord furnishes to Tenant a copy of the result of such audit. No audit shall be conducted at any time that Tenant is in default of any of the terms of this Lease. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee is not in possession of the Premises. In the event that Tenant elects to audit in accordance with this Section, such audit must be conducted by an independent nationally recognized accounting firm that is not being compensated by Tenant on a contingency fee basis.

7.07. Cap on Controllable Operating Expenses. Notwithstanding anything to the contrary in this Paragraph 7, during the initial Lease Term, the Controllable Operating Expenses (hereinafter defined) shall not increase by more than three percent (3%) per calendar year, on a cumulative and compounding basis. “Controllable Operating Expenses” shall mean all Operating Expenses with the exception of (1) utility costs and refuse removal costs, (2) Insurance Expenses, (3) Tax Expenses and other taxes, (4) increases in the current minimum wages or increases in employee wages due to the unionization of the labor force or changes in laws, (5) costs to comply with governmental requirements and laws that were not in effect and enforced as of the Commencement Date, and (6) costs relating to unanticipated weather conditions and other events that are outside Landlord’s reasonable control. During the first year of any Extension Term, Operating Expenses shall be at their actual cost, without any cap, but during subsequent years of any Extension Term, Controllable Operating Expenses shall not increase by more than three percent (3%) per calendar year, on a cumulative and compounding basis.

8. ALTERATIONS

8.01. Fixtures and Personal Property. Tenant, at Tenant’s sole cost and expense, may install necessary trade fixtures, equipment and furniture in the Premises, provided that such items are installed and removable without structural damage to the Building. Said trade fixtures, equipment and furniture shall remain Tenant’s property and shall be removed by Tenant prior to expiration of the Term or earlier termination of the Lease (and any damage related to the installation and removal repaired). Tenant shall assume the risk of damage to any of Tenant’s trade fixtures, equipment and furniture. Tenant shall repair, at Tenant’s sole cost and expense, all damage caused by the installation or removal of trade fixtures, equipment and furniture. If Tenant fails to remove the foregoing items on or prior to termination of this Lease, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant’s sole cost and expense.

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8.02. Alterations and Utility Installations. Tenant shall not make or allow to be made any Alterations or Utility Installations (as defined below), to the Premises, either at the inception of this Lease or subsequently during the Term, without obtaining the prior written consent of Landlord. The term “Alterations” shall mean any modification of the improvements, other than Utility Installations, whether by addition or deletion. The term “Utility Installations” refers to all floor and window coverings, air and/or vacuum lines, power panels, electrical distribution, security and fire protection systems, communication cabling, lighting fixtures, HVAC equipment, plumbing, boilers, clarifiers, crane equipment, and fencing in or on the Premises. Tenant may, however, make non-structural Alterations or Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Landlord, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, will not affect the electrical, plumbing, HVAC, and/or life safety systems, and the cumulative cost thereof during this Lease as extended does not exceed a sum equal to three (3) month’s Monthly Base Rent in the aggregate or a sum equal to one (1) month’s Monthly Base Rent in any one year. Notwithstanding the foregoing, Tenant shall not make or permit any roof penetrations and/or install anything on the roof without the prior written approval of Landlord. With respect to any Alterations or Utility Installations approved by Landlord, Tenant shall, at Landlord’s election, remove such Alterations or Utility Installations at Tenant’s expense prior to expiration of the Term or earlier termination of the Lease and repair any damage caused by said removal. All Alterations or Utility Installations shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord if Landlord so elects; provided, however, that Landlord may, at Landlord’s option, upon written notice to Tenant at the time of Landlord’s consent to such Alterations of Utility Installations (or, where consent is not required, within ten (10) days after notice of such Alterations or Utility Installations), require that Tenant, at Tenant’s expense, within ten (10) business days after termination of the Lease, remove any or all Alterations or Utility Installations made by Tenant and restore the Premises to their condition existing prior to the construction of any such Alterations, additions or improvements. If Tenant fails to timely remove such Alterations or Utility Installations or Tenant’s inventories, merchandise, furniture, trade fixtures, equipment or personal property, Landlord may keep and use them or remove any of them and trade fixtures cause them to be stored or sold accordance with applicable law, all at Tenant’s sole cost and expense. The terms of the preceding two sentences shall survive the termination of the Lease. Tenant shall deliver to Landlord full and complete plans and specifications of all such Alterations or Utility Installations, and no such work shall be commenced by Tenant until Landlord has given its written approval thereof (where Landlord’s consent is required) and Tenant has acquired all applicable permits therefore required by governmental authorities. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant and reviewed or approved by Landlord are safe or that the same comply with any Applicable Regulations. Further, Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold Landlord harmless from any loss, cost or expense, including reasonable attorneys’ fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Tenant’s Alterations or Utility Installations to the Premises. All repairs, Alterations or Utility Installations and restoration by Tenant hereinafter required or permitted shall be done in a good and workmanlike manner and in compliance with all Applicable Regulations and requirements of the insurers of the Building. Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket charges and expenses for reviewing and approving or disapproving plans and specifications and any other documents for any Alterations and Utility Installations proposed by Tenant. Tenant shall require that any contractors used by Tenant be licensed and carry a commercial general liability insurance policy in such amounts as Landlord may reasonably require. Landlord may require proof of such insurance prior to commencement of any work on the Premises.

a. Pursuant to NRS §108.234, Landlord hereby informs Tenant that Tenant must comply with the requirements of NRS §108.2403 and NRS §108.2407. Tenant shall take all actions necessary under the Nevada law to ensure that no liens encumbering Landlord’s interest in the Premises, the Building and the Property arise as a result of Tenant’s Alterations or other work, including, without limitation, the recording of a notice of posted security in the Official Records of Clark County Nevada, in accordance with NRS §108.2403 and either (i) establish a construction disbursement account pursuant to NRS §108.2403(l)(b)(l) or (ii) furnish and record, in accordance with NRS § 108.2403(l)(b)(2), a surety bond for the prime contract for Tenant’s work at the Premises that meets the requirements of NRS §108.2415. The name and address of Tenant’s prime contractor who will be performing Tenant’s work will be provided to Landlord for Landlord’s prior approval. Tenant shall notify Landlord immediately upon the signing of any contract with the prime contractor for the construction, alteration or repair of any portion of the Premises or Tenant’s improvements to the Premises. Tenant may not begin any Alteration or other work in the Premises until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section 8.02(a).

b. In accordance with NRS §108.234(2), Tenant agrees that Landlord’s interest in the Premises shall not be subject to, and shall be immune from, the attachment of any lien arising as a result of Tenant’s Alterations, including any improvement, construction, work or repair in the Premises by Tenant. Landlord may record a notice in writing to that effect with the Official Records of Lyon County, Nevada.

9. UTILITIES AND EASEMENTS

9.01. Utilities. Tenant shall pay prior to delinquency for all utilities and services supplied to the Premises, including, but not limited to, heat, water, reclaimed water, gas, electricity, telephone, internet, communication facilities, sewage, air conditioning, ventilating, refuse removal, cleaning of the Premises, together with any taxes thereon. If at any time Landlord reasonably determines that Tenant is using a disproportionate amount of water, electricity or other commonly metered utilities Landlord may allocate and bill Tenant for Tenant’s share of such increased costs. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement. If any such utilities are not separately metered, including any water charges, sewer charges or utility fees contained in any tax bill or pursuant to any private power purchase agreement related to the Project, Tenant shall pay a pro rata share, based on use, as reasonably determined by Landlord (and where utilities are separately sub-metered, Tenant shall pay for its usage as indicated by the sub-meter, which Landlord shall determine). Any such bills issued by Landlord shall be paid by Tenant on the date Monthly Base Rent is next due. Notwithstanding the foregoing, if there is an interruption in utilities which is caused by any grossly negligent or intentionally wrongful act or omission of Landlord, and such interruption prevents Tenant from using all or a substantial portion of the Premises (and Tenant does not in fact use the Premises), and such interruption continues for five (5) consecutive business days following written notice to Landlord of the interruption, then Tenant shall be entitled to an abatement in Monthly Base Rent applicable the portion of the Premises that is not able to be used by Tenant (based on the square footage), as equitably determined by Landlord, from the sixth (6th) consecutive day until the interruption is corrected. In no event shall Tenant be entitled to abate Rent in the event of any moratorium, brown out, regulatory action, or lack of availability of utilities generally.

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9.02. Easements. Landlord reserves to itself the right, from time to time, to grant, without the consent or joinder of Tenant, such easements, rights and dedications that Landlord deems necessary, and to cause the recordation of parcel maps, covenants, conditions and restrictions, so long as such easements, rights, dedications, maps, covenants, conditions and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign and deliver within ten (10) days after request by Landlord any documents reasonably requested by Landlord to effectuate any such easement rights, dedications, maps, covenants, conditions or restrictions.

10. USE OF PREMISES

10.01. General. Tenant shall use and occupy the Premises only for the Permitted Uses and for no other purpose. Tenant shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs owners and/or occupants of, or causes damage to neighboring properties. Landlord shall not unreasonably withhold or delay its consent to any written request for a modification of the Permitted Uses so long as the same will not impair the structural integrity of the improvements on the Premises or the mechanical or electrical systems therein, and is not significantly more burdensome to the Premises. If Landlord elects to withhold consent, Landlord shall within five (5) business days after such request give written notification of same, which notice shall include an explanation of Landlord’s objections to the change in use. Tenant agrees, by Tenant’s entry, that Tenant has conducted an investigation of the Premises and the acceptability of the Premises for Tenants use, to the extent that such investigation might affect or influence Tenant’s execution of this Lease. Tenant acknowledges that Landlord has made no representations or warranties in connection with the physical condition of the Premises, Tenant’s use of the same, or any other matter upon which Tenant has relied directly or indirectly for any purpose. Other than guide, signal and seeing eye dogs, Tenant shall not keep or allow in the Premises any pets, animals, birds, fish, or reptiles or insect infestation.

10.02. Hazardous Materials.

a. Tenant shall strictly comply with all Regulations now or hereinafter mandated or advised by any federal, state, local or other governmental agency with respect to the use, generation, storage, or disposal of hazardous, toxic, or radioactive materials (collectively, “Hazardous Materials”). As herein used, Hazardous Materials shall include, but not be limited to, those substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or other similar designations in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., and applicable state law, including without limitation NRS §§ 459.428, 459.429, 459.430 and 590.740, each as hereafter amended or supplemented). Tenant shall not cause, or allow anyone else to cause, any Hazardous Materials to be used, generated, stored, released or disposed of in, on or about the Property without the prior written consent of Landlord, which consent may be withheld in the sole discretion of Landlord, and which consent may be revoked at any time. Tenant’s indemnification of Landlord pursuant to Section 6.10, above, shall extend to all liability, including all foreseeable and unforeseeable consequential damages, directly arising out of the use, generation, storage, release or disposal of Hazardous Materials by Tenant or any person on the Premises during the Term, including, without limitation, the cost of any required or necessary repair, cleanup, or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the use, generation, storage, or disposal of Hazardous Materials nor the strict compliance by Tenant with all Regulations pertaining to Hazardous Materials shall excuse Tenant from Tenant’s indemnification obligation pursuant to this Section, which obligation shall survive the termination of this Lease. Landlord, its lenders and its consultants shall have the right to enter into the Premises any time, in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease. The cost of any such inspections shall be paid by Landlord, unless a violation of any Regulation, or a contamination is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Tenant shall upon request reimburse Landlord for the cost of such inspections, so long as such inspection is reasonably related to the violation or contamination.

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b. Landlord has provided Tenant with its most recent Phase I for the Property. Landlord represents and warrants to Tenant that to its actual knowledge, and except as set forth in such Phase I, on the Commencement Date, the Premises, including the ground or soil, the ground water and the improvements located thereon, is in compliance with all Laws governing Hazardous Materials. In the event that third party claims (including claims by governmental entities) are filed against Tenant (i) due to Hazardous Materials existing in, on or about the Property prior to the Commencement Date in violation of applicable Hazardous Materials Laws, or (ii) as a result of Landlord or its employees releasing Hazardous Materials on the Premises or Property after the Commencement Date in violation of applicable Hazardous Materials Laws, then Landlord shall indemnify, defend and hold harmless Tenant from and against such third party claims, administrative actions or proceedings, fines, penalties, damages, costs, and losses and other expenses, including reasonable attorneys’ fees and court costs, imposed on or suffered at any time by Tenant as a result of such third party claims, except if caused by the actions or inactions of Tenant or any Tenant’s Parties. This indemnification obligation shall survive expiration or termination of this Lease, including without limitation termination under this Section 10.02(b). Where the costs of clean-up and remediation will exceed twelve (12) months’ rent, as reasonably determined by Landlord, Landlord may terminate this Lease upon written notice to Tenant.

10.03. Environmental Disclosure. Should Tenant wish to use, generate or store Hazardous Materials on or about the Property, Tenant shall complete, execute and deliver to Landlord an Environmental Disclosure Statement (the “Environmental Disclosure”) in the form of Exhibit D, and Tenant shall certify to Landlord all information contained in the Environmental Disclosure as true and correct to the best of Tenant’s knowledge and belief. The completed Environmental Disclosure, to the extent approved by Landlord in its sole and absolute discretion, shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. In the event Tenant provides an Environmental Disclosure, on each anniversary of the Commencement Date (each such date is hereinafter referred to as a “Disclosure Date”), until and including the first Disclosure Date occurring after the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord, in writing, the names and amounts of all Hazardous Materials, or any combination thereof, which were stored, generated, used or disposed of on, under or about the Premises for the twelve-month period prior to and after each Disclosure Date, or which Tenant intends to store, generate, or use on, under or about the Premises. At Landlord’s option, Tenant shall, execute and deliver to Landlord an Environmental Disclosure as the same may be modified by Landlord from time to time whether or not Tenant wishes to use, generate or store Hazardous Materials on or about the Property.

10.04. Reclaimed Water. In the event the Property uses reclaimed water, Tenant acknowledges that Tenant shall comply with all Regulations governing the use thereof. Landlord may periodically conduct such tests as may be reasonably necessary for the use of reclaimed water, including a dual shut down test to establish that there exists no cross over in water systems, and the reasonable costs thereof shall be an Operating Expense.

10.05. Signs. Tenant shall have the right to install signage on the Building, subject to Landlord’s reasonable approval and compliance with all Laws. Any sign placed by Tenant on the Premises shall contain only Tenant’s name and address and no advertising material. No sign (including, but not limited to, signs advertising an assignment or subletting) shall be placed on the exterior of the Premises without Landlord’s written approval of the location, material, size, design and content thereof nor without Tenant’s obtaining any necessary permit therefore and compliance with all Regulations. If Landlord installs a sign for Tenant, Tenant shall reimburse Landlord for any costs incurred by Landlord within thirty (30) days of demand by Landlord. Tenant shall maintain its signage in compliance with all Applicable Regulations and in a good condition at all times. Tenant shall remove any sign upon termination of this Lease, using a contractor reasonably acceptable to Landlord, and shall return the Premises to their condition prior to the placement of said sign (including completing all necessary repainting and patching).

10.06. Parking. Landlord shall not be liable to Tenant nor shall this Lease be affected if any parking is impaired by moratorium, initiative, referendum or Regulation or by the operations of any other tenant. Any monetary obligations imposed relative to parking rights with respect to the Premises shall be considered as Tax Expenses and shall be paid by Tenant under Section 5. Landlord grants Tenant the right to use its pro rata share of parking spaces located in the parking areas adjoining the Premises. Specific parking spaces and rules regulating the use thereof may be designated, from time to time, by Landlord. Tenant shall ensure that Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (“Tenant’s Parties”) do not exceed Tenant’s parking allocation set forth above at any time. Landlord may take such actions or incur such cost which it deems reasonably necessary to enforce the proper parking on the property, including the reasonable allocation to Tenant of all costs and expenses to do so. Tenant shall not use the areas outside of the Premises for the placement of dumpsters, refuse collection, outdoor storage or parking of cars and/or pickup trucks which are not in working order.

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10.07. Telephone and Telecommunications Services. Tenant acknowledges and agrees that all telephone and telecommunications (including internet, satellite, broadband and wi-fi) services desired by Tenant shall be ordered and utilized at the sole cost and expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Tenant’s Premises and, if applicable, and in accordance with rules, regulations and conditions adopted by Landlord from time to time, the telephone or telecommunication closet(s) in the Building in which the Tenant’s Premises is located. Unless otherwise specifically agreed in writing, Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring, nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunication equipment for other tenants of the Building. Any and all telecommunications equipment installed in the Tenant’s Premises or elsewhere in the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost and expense. Landlord shall have the right, however, upon written notice to Tenant, given no later than thirty (30) days prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all telecommunications wiring and related infrastructure, whether located in Tenant’s Premises or elsewhere in the Building. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones and wifi internet), including antenna and satellite receiver dishes, within Tenant’s Premises, the Building or the Property, nor mount any such equipment on the roof, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

11. DAMAGE AND DESTRUCTION

11.01. Reconstruction. If the Building is damaged or destroyed, Landlord shall, except as hereinafter provided, diligently repair or rebuild the Building to substantially the condition in which the Building existed immediately prior to such damage or destruction, provided that insurance is available to pay one hundred percent (100%) or more of the cost of such restoration, excluding the deductible amount. Landlord shall not be obligated to repair any trade fixtures, Alterations or Utility Installations made, installed or paid for by Tenant.

11.02. Rent Abatement. Monthly Base Rent shall be abated proportionately, but only to the extent of any proceeds received by Landlord from rental abatement insurance described in Section 6.06, during any period when, by reason of such damage or destruction, Landlord reasonably determines that there is substantial interference with Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant’s use of the Premises. Such abatement shall commence upon the date of such damage or destruction and end upon substantial completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to do. If Landlord reasonably determines that continuation of business is not practical pending reconstruction, Monthly Base Rent shall abate to the extent of proceeds from rental abatement insurance until reconstruction is substantially completed or until business is totally or partially resumed, whichever occurs earlier.

11.03. Option to Terminate. If the Building is damaged or destroyed to the extent that Landlord determines that the Building cannot, with reasonable diligence, be fully repaired or restored by Landlord within one hundred eighty (180) days after the date of the damage or destruction, notwithstanding the fact that the Premises have not been totally damaged or destroyed, the sole right of both Landlord and Tenant shall be the option to terminate this Lease. Landlord’s determination with respect to the extent of damage or destruction shall be conclusive on Tenant. Landlord shall notify Tenant of Landlord’s determination, in writing, within thirty (30) days after the date of the damage or destruction. If Landlord determines that the Building can be fully repaired or restored within the one hundred eighty (180) day period, or if Landlord determines that such repair or restoration cannot be made within said period but neither party elects to terminate within thirty (30) days from the date of said determination, this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible.

11.04. Uninsured Casualty. In the event the Building is damaged or destroyed and is not fully covered by the insurance proceeds received by Landlord under the insurance policies required under Section 6.02, Landlord may terminate this Lease by written notice to Tenant given within thirty (30) days after the date of Landlord’s receipt of written notice from Landlord’s insurance company that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect, and the Building shall be repaired and rebuilt in accordance with the provisions for repair set forth in Section 11.01.

11.05. Waiver. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section 11, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law to tenants, if any.

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12. EMINENT DOMAIN

12.01. Total Condemnation. If all of the Premises is taken under the power of eminent domain or sold in lieu of condemnation, for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the date of title vesting in such proceeding, and Rent shall be adjusted to the date of termination. Tenant shall immediately notify Landlord of any such occurrence.

12.02. Partial Condemnation. If any portion of the Premises is Condemned, and such partial condemnation renders the Premises unusable for Tenant’s business, as reasonably determined by Landlord, or if a substantial portion of the Building is Condemned as reasonably determined by Landlord, this Lease shall terminate as of the date of title vesting in such proceeding and rent shall be adjusted to the date of termination. If such partial condemnation does not render the Premises unusable for the business of Tenant or less than a substantial portion of the Building is Condemned, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, less the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting the Base Rent, Tenant’s Share of Tax Expenses, Tenant’s share of Insurance Expenses, and Tenant’s Share of Operating Expenses shall be adjusted as reasonably determined by Landlord.

12.03. Landlord’s Award. If the Premises are wholly or partially Condemned, Landlord shall be entitled to the entire award paid for such condemnation, subject to the provisions of Section 12.04, and Tenant waives any claim to any part of the award from Landlord or the condemning authority.

12.04. Tenant’s Award. Tenant shall have the right to recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded to Tenant in connection with loss of good will and costs in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location.

12.05. Temporary Condemnation. In the event the Premises is temporarily Condemned, as reasonably determined by Landlord, this Lease shall remain in effect and Tenant shall receive any award made for such condemnation. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant by this Lease with respect to the surrender of the Premises, and upon such payment Tenant shall be excused from such obligations. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of occupancy by the condemning authority, the award shall be distributed as provided in Sections 12.03 and 12.04 above, and Rent shall be adjusted to the date of such occupancy.

12.06. Delivery of Documents. Tenant shall immediately execute and deliver to Landlord all instruments required to effectuate the provisions of this Section 12.

13. DEFAULT

13.01. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” by Tenant with or without notice from Landlord:

a. Vacating or Abandoning. Vacating or abandoning the Premises, other than where required by applicable Regulations;

b. Payment. Failure to pay Rent when due hereunder;

c. Performance. Default in the performance of Tenant’s covenants, agreements and obligations hereunder, except default in the payment of Rent, the default continuing for fifteen (15) days after notice thereof from Landlord;

d. Assignment. A general assignment by Tenant for the benefit of creditors or Tenant assigns or sublets its interest under this Lease in violation of the terms hereof;

e. Bankruptcy. The filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy;

f. Receivership. The appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold;

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g. Insolvency, Dissolution, Etc. Tenant’s insolvency or inability to pay Tenant’s debts, or failure generally to pay Tenant’s debts when due; or any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets; or Tenant taking any action toward the dissolution or winding up of Tenant’s affairs or the cessation or suspension of Tenant’s use of the Premises;

h. Attachment. Attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold;

i. Estoppel/Financial Statements/SNDA. Tenant’s failure to execute (and notarize if required) and deliver to Landlord any document as provided in Section 15 below or a Financial Statement mandated by Section 16.02 within ten (10) days after Landlord’s written request;

j. False Financial Statements. The discovery that any Financial Statement of Tenant or any Guarantor given to Landlord was materially false; or

k. Insurance. Tenant’s failure to maintain insurance as required under this Lease or timely provide certificates thereof.

To the extent permitted by Law, Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.

13.02. Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by applicable Regulations:

a. Abandonment. If Tenant abandons the Premises, at Landlord’s election, this Lease shall continue in effect. Landlord shall not be deemed to have terminated this Lease other than by written notice of termination from Landlord, and Landlord shall have all of the remedies of a landlord provided by Regulations. After abandonment of the Premises by Tenant, Landlord may give notice of termination.

b. Termination. Following the occurrence of any Event of Default, Landlord shall have the right, as long as the Event of Default continues, to terminate this Lease by written notice to Tenant setting forth: (i) the Event of Default; (ii) the requirements to cure it; and (iii) a demand for possession, which shall be effective either three (3) days after it is given or upon expiration of the time specified in Section 13.01 hereinabove, whichever occurs later.

c. Re-entry. Following termination under Section 13.02 above, without prejudice to other remedies Landlord may have by reason of Tenant’s default or such termination, Landlord may: (i) peaceably re-enter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term), at such rental and upon such other terms and conditions as Landlord in Landlord’s sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom.

d. Termination of Possession. In the event Landlord elects not to terminate this Lease, but only to terminate Tenant’s right of possession to the Premises, Landlord may re-enter the Premises without process of law if Tenant has vacated the Premises or, if Tenant has not vacated the Premises by an action for ejection, unlawful detainer, or other process of law, including, without limitation, by providing, without process of law, for the non-admittance of Tenant pursuant to NRS §40.253. Landlord may continue the Lease and Tenant’s right to possession and recover the Rent as it becomes due, in which event Tenant may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect Landlord’s interests, shall not constitute a termination of the Tenant’s right to possession.

e. Recovery. Following termination of this Lease, Landlord may recover damages as allowed by applicable Regulations, including: (i) the worth at the time of the award of the amount by which the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of rental loss Tenant proved could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s Failure to perform its obligations under this Lease. The “worth at the time of the award” of the amount referred to in (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

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f. Additional Remedies. In addition to the foregoing remedies and so long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises without terminating this Lease, to incur expenses on behalf of Tenant in seeking a new subtenant, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord’s reasonable costs in so doing, with interest at the maximum rate permitted by law from the date of such expenditure until the same is repaid.

g. Other. If Tenant causes or threatens to cause a breach of any of the covenants, terms or conditions contained in this Lease, Landlord shall be entitled to obtain all sums held by Tenant, by any trustee or in any account provided for herein, to enjoin such breach or threatened breach, and to invoke any remedy allowed at law, in equity, by statute or otherwise as though re-entry, summary proceedings and other remedies were not provided for in this Lease.

h. Cumulative. Each Right and remedy of Landlord provided for in this Lease or now or hereafter existing at law, in equity, by statue or otherwise, shall be cumulative and shall not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or hereafter existing at law or equity, by statue or otherwise.

i. Indemnification. Nothing in this Section 13 shall affect the right of Landlord to indemnification by Tenant in accordance with Section 6.10 for liability arising from personal injuries or property damage prior to the termination of this Lease.

14. ASSIGNMENT AND SUBLETTING

14.01. Approval. Tenant shall not assign, sublease, mortgage, pledge or otherwise transfer this Lease, in whole or in part, nor sublet or permit occupancy by any party other than Tenant of all or any part of the Premises without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. If Tenant is a corporation, limited liability company or a partnership, the transfer of fifty percent (50%) or more of the beneficial ownership interest of the corporate stock, membership interests or partnership interests of Tenant, as the case may be, shall constitute an assignment hereunder for which such consent is required; provided that if Tenant is a publicly-traded entity, a transfer of stock shall not be considered a violation of this sentence. This Lease may not be assigned by operation of law. Any purported assignment or subletting contrary to the provisions hereof shall be void. Notwithstanding that Landlord shall have no legal obligation to do so, if Landlord should decide in the future to permit an assignment or subletting, such consent by Landlord to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting. Under no circumstances shall this lease be assigned, sublet, or assumed, in whole or in part, unless Landlord receives adequate assurance of future performance of all the terms and conditions of the Lease. Such adequate assurance shall include adequate assurance: (a) of the source of Rent due under the Lease; (b) that the assignment, subletting, or assumption of the Lease shall not cause any breach in any respect of any provision in any other lease, financing agreement, or master agreement relating to the Building or Property; and (c) that the assignment, subletting, or assumption shall not disrupt in any respect any tenant mix or balance in the Building or on the Premises. Tenant shall pay promptly upon billing any and all attorneys’ fees and other costs reasonably incurred by Landlord for the review or preparation of any documents in connection with a proposed assignment or sublease.

14.02. Landlord Option.

a. Right to Cancel. In connection with any proposed assignment or sublease, Landlord shall have the option to cancel and terminate this Lease if the request is to assign the Lease or to sublet all of the Premises; or, if the request is to sublet a portion of the Premises only, to cancel and terminate this Lease with respect to such portion. Landlord may exercise said option by notifying Tenant in writing within thirty (30) days after Landlord’s receipt from Tenant of such request, and in each case such cancellation or termination shall occur as of the date set forth in Landlord’s notice of exercise of such option, which shall not be less than sixty (60) days nor more than one hundred twenty (120) days following the giving of such notice.

b. Cancellation. If Landlord exercises Landlord’s option to cancel this Lease or any portion thereof, Tenant shall surrender possession of the Premises, or the portion thereof which is the subject of the option, as the case may be, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Premises at the expiration of the Term. If this Lease is canceled as to a portion of the Premises only, Rent after the date of cancellation shall be abated on a pro rata basis, as determined by Landlord. After any such cancellation, Landlord may directly lease the Premises to any party, including, without limitation, any party with whom Tenant previously discussed an assignment or subletting.

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c. Noncancellation. If Landlord does not exercise Landlord’s option to cancel this Lease pursuant to the foregoing provisions, Landlord may withhold Landlord’s consent to such proposed assignment or subletting, provided such consent is not unreasonably withheld.

14.03. Bonus Rental. Unless otherwise agreed by Landlord and Tenant in connection with Landlord’s approval of a proposed sublease or assignment, if Tenant receives rent or other consideration for any assignment or sublease in excess of the Rent or, in case of the sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, as determined by Landlord, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, Tenant shall pay Landlord one hundred percent (100%) of the difference between each such payment of rent or other consideration and the Rent required hereunder.

14.04. Scope. If this Lease is (a) assigned, (b) the underlying beneficial interest of Tenant is transferred or (c) the Premises or any part thereof is sublet or occupied by anyone other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of Section 14.03; provided that no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant or covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

14.05. Release. The term “Landlord” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Tenant’s interest in the prior lease. In the event of a transfer of Landlord’s title or interest in the Premises or this Lease, Landlord shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Landlord. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Landlord shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by Landlord. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Landlord shall be binding only upon the Landlord as hereinabove defined.

14.06. Waiver. Tenant waives notice of any default of any assignee or sublessee and agrees that Landlord may, at Landlord’s option, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.

14.07. Affiliates. Notwithstanding the foregoing, Tenant, without the approval of Landlord (but with thirty (30) days’ prior written notice indicating the basis upon which the transaction qualifies as an Exempt Transfer, defined below), and without being subject to any right of Landlord to recapture the Premises, to receive any portion of the consideration for the transfer, or to declare a default of this Lease, may assign the Lease, or sublease the whole of the Premises, to any of the following (collectively, “Exempt Transfers”): (i) any corporation, limited liability company or other entity which by virtue of its direct or indirect ownership of the stock, membership interests or other ownership interest, as applicable, of Tenant, has the power to direct Tenant’s management and operations (“Tenant’s Parent”); (ii) any corporation, limited liability company or other entity the management and operations of which Tenant, by virtue of Tenant’s direct or indirect ownership of the stock, membership interests or other applicable ownership interest therein, has the power to direct; or (iii) any corporation, limited liability company or other entity the management and operations of which Tenant’s Parent, by virtue of Tenant’s Parent’s direct or indirect ownership of the stock, membership interests or other applicable ownership interest therein, has the power to direct. Notwithstanding the foregoing, the original Tenant shall remain liable on the Lease after any transfer described in the preceding sentence, and in no event shall any such transfer release Tenant (or its transferee) from the use and/or any other requirements and obligations under this Lease. In no event shall the provisions of this Section 14.07 apply to, or be used to permit, a transaction designed primarily to avoid the requirement of obtaining Landlord’s consent to an assignment or sublease to a third party (such as, by way of example and not by way of limitation, assignment of this Lease to a single-asset subsidiary of Tenant and the subsequent merger or consolidation of such subsidiary with, or the sale of such subsidiary’s assets to, an entity not otherwise related to Tenant).

15. ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION

15.01. Estoppel Certificate. Within ten (10) days after request by Landlord, Tenant shall deliver, in recordable form, an estoppel certificate in the form determined by Landlord or Landlord’s mortgagee or purchaser, to any proposed mortgagee, purchaser or Landlord. Tenant’s failure to deliver said statement in such time period shall, at Landlord’s option, be an Event of Default hereunder, or be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (c) no more than one month’s Rent has been paid in advance.

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15.02. Attornment. Tenant shall, if requested, attorn to the purchaser upon a foreclosure, sale of a grant of a deed in lieu of foreclosure of the Property, and recognize such purchaser as Landlord under this Lease in the event of (a) a foreclosure proceeding; (b) the exercise of the power of sale under any mortgage or deed of trust made by Landlord, Landlord’s successors or assigns which encumbers the Premises, any part thereof; or (c) the termination of a ground lease; or (d) a sale of the Property.

15.03. Subordination. This Lease and the rights of Tenant hereunder are subject and subordinate to the lien of any mortgage or lien resulting from any other method of financing or refinancing, now or hereafter in force against the Premises, and to all advances made upon the security thereof, without the necessity of any further documentation evidencing such subordination, unless Landlord notifies Tenant otherwise in writing. Notwithstanding the foregoing, Tenant shall execute whatever documentation may be reasonably required to further effect the provisions of this Section 15.03.

16. MISCELLANEOUS

16.01. Release. The term “Landlord” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises. In the event of a transfer of Landlord’s title or interest in the Premises or this Lease, Landlord shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Landlord. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Landlord shall be binding only upon the Landlord as hereinabove defined.

16.02. Holding Over. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Tenant fails to surrender the Premises in the condition required under this Lease upon expiration or termination of this Lease, then Tenant shall be a tenant at sufferance, and all other terms and conditions of this Lease shall apply except that the Monthly Base Rent shall be increased to (a) 104% of the Monthly Base Rent applicable during the month immediately preceding the expiration or termination for the first thirty (30) days of Tenant’s holding over, and (b) one hundred twenty-five percent (125%) of the Monthly Base Rent applicable during the month immediately preceding the expiration or termination thereafter. Nothing contained herein shall be construed as consent by Landlord to any holding over by Tenant. If Tenant holds over in excess of thirty (30) days, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, liabilities, losses, damages and costs (including attorneys’ fees and court costs) incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises, and (iii) any costs related to delayed development, improvement or other construction resulting from Tenant holding over.

16.03. Waiver. No waiver by either party of any default or breach of any covenant by the other party hereunder shall be implied from any omission by a party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver and then said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by a party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Landlord to any act of Tenant requiring further consent or approval by Landlord shall not be deemed to waive or render unnecessary Landlord’s consent or approval to any subsequent similar acts. No waiver by a party of any provision under this Lease shall be effective unless in writing and signed by the waiving party. Landlord’s acceptance of full or partial payment of Rent during the continuance of any breach of this Lease shall not constitute a waiver of any such breach of this Lease. Efforts by Landlord to mitigate the damages caused by Tenant’s breach of this Lease shall not be construed as a waiver of Landlord’s right to recover damages under Section 13.

16.04. Financial Statements. Within ten (10) days after Landlord’s written request, Tenant shall deliver to Landlord current audited financial statements of Tenant. If Tenant is a publicly traded company, Tenant may fulfill this requirement by providing Landlord with access to a website that has such information.

16.05. Accord and Satisfaction. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.

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16.06. Limitation of Landlord’s Liability. The obligations of Landlord under this Lease are not personal obligations of the individual partners, directors, members, managers, officers or shareholders of Landlord, and Tenant shall look solely to the Property for satisfaction of any liability and shall not look to other assets of Landlord nor seek recourse against the assets of the individual partners, directors, members, managers, officers or shareholders of Landlord.

16.07. Entire Agreement. This Lease sets forth all the covenants, agreements, conditions and understandings between Landlord and Tenant concerning the Property, and there are no covenants, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as set forth herein. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord and Tenant unless in writing and signed by both Landlord and Tenant.

16.08. Time. Time is of the essence of this Lease.

16.09. Attorneys’ Fees. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and reasonable attorneys’ fees shall be a part of the judgment in said action.

16.10. Captions. The captions and table of contents appearing in this Lease are inserted as a matter of convenience and in no way define or limit the provisions of this Lease.

16.11. Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.

16.12. Applicable Requirements. This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with all applicable municipal, county, state and federal statues, laws, rules, codes, regulations and ordinances, including zoning ordinances and regulations governing and relating to the use, occupancy or possession of the Premises (collectively, “Laws”). Tenant shall comply with all such Laws, as well as insurance company requirements and any covenants, conditions, restrictions and easements recorded on the Property (collectively, together with Laws, “Regulations”). Tenant shall be solely responsible for obtaining use approval and business licenses from the City of Fernley and any other required entity or agency.

16.13. Rules and Regulations. At all times during the Term, Tenant shall comply with the rules and regulations (“Rules and Regulations”) for the Building and the Property, as set forth in Exhibit E (and such amendments as Landlord may reasonably adopt) attached hereto and by this reference made a part thereof. Tenant shall cause its employees, agents, suppliers, shippers, customers, contractors and invitees to abide and conform to the Rules and Regulations. Landlord shall not be responsible to Tenant for the non-compliance with said Rules and Regulations by other tenants or occupants of the Property; provided, however, that Landlord shall enforce such Rules and Regulations consistently and uniformly.

16.14. Examination of Lease. Submission of this Lease to Tenant does not constitute an option to Lease, and this Lease is not effective until execution and delivery by both Landlord and Tenant.

16.15. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as existed on the date Tenant originally took possession thereof with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear and casualty damage excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by industry-standard maintenance practice. Tenant shall repair any damage occasioned by the installation, maintenance or removal of trade fixtures, Tenant owned Alterations and/or Utility Installations, furnishings and equipment. Tenant shall also completely remove from the Project any and all Hazardous Materials brought or released onto the Premises by or for Tenant, even if such removal would require Tenant to perform or pay for work that exceeds statutory requirements. Trade fixtures shall remain the property of Tenant and shall be removed by Tenant.

Any personal property of Tenant not removed on or before the expiration of the Term or any earlier termination date shall be deemed to have been abandoned by Tenant and may be disposed of or retained by Landlord as Landlord may desire, but any removal or storage shall be at Tenant’s sole cost and expense. The failure by Tenant to timely vacate the Premises pursuant to this Section 16.15 without the express written consent of Landlord shall constitute a holdover under the provisions of Section 16.02 above. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Premises, Buildings or Property. All keys to the Premises or any part thereof shall be surrendered to Landlord upon expiration or sooner termination of the Term. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating, but nothing contained herein shall be construed as an extension of the Term or as a consent by Landlord to any holding over by Tenant. In the event of Tenant’s failure to give such notice or participate in such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

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16.16. Authority. If Tenant is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf, and bind Tenant, and that Tenant is duly formed in its state of formation and is and will be at all time throughout the term authorized to do business in the State of Nevada. Tenant shall, within thirty (30) days after request, deliver to Landlord satisfactory evidence of such authority.

16.17. Broker. Landlord and Tenant warrant that each have had no dealings with any real estate broker or agent other than the broker(s) set forth in Section 1.01 (“Broker”) in connection with the negotiation of this Lease, and that it knows of no other real estate broker or agent who is entitled to any commission or finder’s fee in connection with this Lease. Each of Landlord and Tenant agrees to indemnify, defend (by counsel reasonably acceptable to Landlord) and hold the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) arising out of the indemnifying party’s breach of said warranty. Landlord shall pay all fees, commissions, and other amounts due the Broker in connection with the transaction contemplated by this Lease pursuant to the terms of a separate agreement.

16.18. Landlord’s Right to Perform. Upon Tenant’s failure to perform any obligation of Tenant hereunder, including without limitation, payment of Tenant’s insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligations of Tenant on behalf of Tenant and/or to make payment on behalf of Tenant to such parties. Tenant shall reimburse Landlord the reasonable cost of Landlord’s performing such obligations on Tenant’s behalf, including reimbursement of any amounts that may be expended by Landlord, plus interest at the maximum rate permitted by law as Additional Rent.

16.19. Modification for Lender. If, in connection with obtaining financing for the Building or Property, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant shall not unreasonably withhold, condition or delay its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

16.20. Notices. All notices to be given hereunder shall be in writing and sent via nationally recognized overnight courier (such as FedEx or UPS), or delivered by personal delivery, to Landlord’s Address and Tenant’s Address as set forth in Section 1.01, or to such other place as Landlord or Tenant may designate in a written notice given to the other party. Notices shall be deemed served on the earliest to occur of delivery, refusal of delivery by addressee, or failure of delivery because the addressee’s fails to maintain an office or receive mail and overnight packages at the then–effective notice address.

16.21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one agreement. Counterparts may be signed and delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Nevada’s Electronic Transactions (Uniform Act) (NRS 719.240§ 1633.1, et seq.) or other applicable law, and including use of DocuSign or similar protocols) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The parties will rely on any electronic signature provided in connection with this Lease as valid and effective for all purposes.

16.22 OFAC. Each of Landlord and Tenant hereby represents and warrants to the other party that, to the representing party’s knowledge, as of the date of this Lease, neither the representing party nor any individual, entity, or organization holding any (or, if a publicly traded entity, a significant) ownership or controlling interest in the representing party, nor any officer or director of such entity, is an individual, entity, or organization with whom any United States law, regulation, or executive order prohibits U.S. companies and individuals from dealing, including, without limitation, names appearing on the U.S. Department of Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List. If the foregoing representation by a representing party is presently or later becomes untrue, the representing party shall be in material breach of this Lease and the other party shall have the remedies provided to such party under this Lease for a material breach; provided, however, if the breach is by Tenant, Landlord may immediately terminate this Lease upon written notice to Tenant without application of a notice and cure period. Further, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Authorized Representatives from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, attorneys’ fees and costs) incurred by Landlord arising from or relating to Tenant’s breach of the foregoing representation by Tenant, which indemnity obligation shall survive the expiration or earlier termination of this Lease.

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16.23 Access to Building. Subject to Landlord’s rights under this Lease, and Landlord’s fulfillment of its obligations hereunder, and subject to temporary closures due to emergencies, Tenant shall have access (including truck access) to the Premises seven (7) days a week and twenty-four (24) hours per day.

17. OPTION TO EXTEND TERM

17.01. Extension Option. Subject to the terms and conditions set forth in this Section 17, Tenant may at its option extend the Term of this Lease for two (2) additional five (5) year periods (each, an “Extension Term”). If Tenant exercises either or both Extension Options hereunder, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during each Extension Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (i) after exercising the first Extension Option, Tenant shall have one option to extend and, after exercising the second Extension Option, Tenant shall have no further right to extend this Lease, (ii) Tenant shall take the Premises in their then “as-is” state and condition during each Extension Term, and no work shall be required of Landlord, and (iii) the Monthly Base Rent payable by Tenant for an Extension Term shall be equal to the greater of Fair Market Rate and 103% of the Monthly Base Rent payable for the last full month immediately preceding such Extension Term. Upon exercise of an Extension Option, subject to Section 17.02 below, the “Term” as used in the Lease shall include the applicable Extension Term. To exercise an Extension Option, Tenant must deliver notice to Landlord no sooner than fifteen (15) months nor later than twelve (12) months prior to the expiration of the initial Term or Extension Term, as applicable, of this Lease.

17.02. Fair Market Rent. The “Fair Market Rent” for the Premises during an Extension Term shall be the prevailing market rental rate for Comparable Space (as defined below) for a term commencing on or about the commencement date of the Extension Term. For this purpose, “Comparable Space” shall mean commercial office space comparable to the Premises that is (i) comparable in size, location, and quality to the Premises; (ii) leased for a term comparable to the Extension Term; and (iii) located in comparable projects in Fernley, Nevada, and shall include the periodic rental increases of at least three percent (3%) per annum, or such greater increase as would be included for space leased for the period of the Extension Term. For purposes of this Paragraph 17, the term “Fair Market Rate” shall mean the rental rate that would be applicable for a lease term commencing on the commencement date of the Extension Term and that would be payable in any arms’ length negotiations for the Premises in their then as-is condition, which rental rate shall be established by reference to rental terms in leases actually executed for comparable space under primary lease (and not sublease), taking into consideration the location of the Building and existing amenities (such as parking), situated in similar buildings engaged in then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g. not offering promotional deals and other concessions to tenants in an effort to alleviate cash flow problems or in response to a greater than average vacancy rate in a particular building).

a. The Monthly Base Rent shall be determined as follows:

i. If Tenant provides Landlord with its notice of exercise pursuant to Section 17.01 above, then, prior to the commencement of the Extension Term, Landlord shall deliver to Tenant a good faith written proposal of the Fair Market Rate. Within ten (10) business days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (1) that Tenant accepts Landlord’s proposal or (2) that Tenant elects to submit the determination of Fair Market Rate to arbitration in accordance with Subparagraphs (ii) through (iv) below. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of the Fair Market Rate shall be binding upon Tenant.

ii. If Tenant timely elects to submit the determination of the Fair Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Fair Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration, then such agreement shall constitute a determination of the Fair Market Rate for purposes of this Section 17, and the parties shall immediately execute an amendment to this Lease stating the Monthly Base Rent for the Extension Term (although Tenant’s failure to execute same shall not alter its obligations under this Lease to extend the Term and pay the Fair Market Rate). If Landlord and Tenant are unable to agree on the Fair Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other in envelopes their respective final good faith estimates of the Fair Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) larger than the lower, then the Fair Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with subparagraphs (iii) and (iv) below.

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iii. Within ten (10) business after the exchange of estimates, the parties shall select as an arbitrator an independent real estate broker with at least ten (10) years of experience in leasing commercial space in the metropolitan area in which the Premises are located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of ten (10) business days, each shall select a Qualified Appraiser and within ten (10) business days thereafter the two appointed Qualified Appraisers shall select an independent Qualified Appraiser and the independent Qualified Appraiser shall be the sole arbitrator. If one party shall fail to timely select a Qualified Appraiser, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

iv. Within ten (10) business days after submission of the matter to the Qualified Appraiser, the Qualified Appraiser shall determine the Fair Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The Qualified Appraiser shall notify Landlord and Tenant of its decision, which shall be final and binding. If the Qualified Appraiser believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and of the arbitration proceeding shall be split by the parties 50/50. The fees of any expert witnesses retained by the arbitrator shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

b. If the Fair Market Rate is not established prior to the commencement of the Extension Term, then Tenant shall continue to pay as Monthly Base Rent the sums in effect as of the last day of the prior Term of the Lease and, as soon as the Fair Market Rate is determined, Tenant shall immediately pay to Landlord any deficiency in the amount paid by Tenant during such period.

17.03. Conditions to Exercise. At Landlord’s election the applicable Extension Option(s) provided herein shall be null and void, and Tenant shall have no right to renew this Lease pursuant thereto if, on the date Tenant exercises an Extension Option or on the date immediately preceding the commencement of the applicable Extension Term (i) the Tenant originally named in this Lease is not in occupancy of at least fifty percent (50%) of the entire Premises then demised hereunder or does not intend to continue to occupy at least fifty percent (50%) of the Premises then demised hereunder, or (ii) an Event of Default has occurred and is continuing, or (iii) more than three (3) Events of Default have occurred during the Term. If Tenant does not timely exercise the first Extension Option, the second Extension Option shall automatically expire and be of no further force or effect.

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IN WITNESS WHEREOF, the parties have executed this Lease as of the date and year first above written.

LANDLORD		TENANT

COTTONMILL PROPERTIES, LLC,		DRAGONFLY ENERGY CORPORATION,
a California limited liability company		a Nevada corporation

By:	Jones Partners, LLC	By:	/s/ Denis Phares
Title:	Managing Member	Name Printed:	Denis Phares
		Title:	Chief Executive Officer
By:	/s/ Randall S. Jones
Name Printed:	Randall S. Jones
Title:	Manager

Thier Family Trust

By:	/s/ Marlene Thier
Name Printed:	Marlene Thier
Title:	Trustee

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EXHIBIT A

(Real Property Depiction)

Exhibit A	INITIALS Landlord_________ Tenant_________

EXHIBIT B

(Premises Floor Plan)

Exhibit B	INITIALS Landlord_________ Tenant_________

EXHIBIT C

Initial Improvement Work Letter

This Work Letter forms a part of the Lease to which it is attached. The capitalized terms used and not otherwise defined herein shall have the same definitions as set forth in the Lease.

In consideration of the mutual covenants contained in the Lease and in this Work Letter, Tenant and Landlord agree that the Premises shall be improved as set forth hereinafter.

1. Initial Improvements. Landlord shall complete the following initial improvements (collectively, the “Initial Improvements”), in a good and workmanlike manner and in accordance with all Regulations in effect as of the date hereof, industry standards:

●	Demising wall to appropriate SF. Because of Tenant’s use, this demising wall will have to be a one-hour fire wall.

●	Provide 2,000 Amps of 480V, 3Ph electrical service to Premises.

2. [Intentionally Omitted]

3. Initial Improvement Costs.

Landlord shall be responsible for the costs necessary to complete the Initial Improvements. As a part of its obligation hereunder and included within Initial Improvements, Landlord shall be responsible for the following:

(a) All costs of planning, architectural and engineering plans, specifications for the Initial Improvements, and other costs associated with completion of any needed plans.

(b) All costs of obtaining building permits and other necessary authorizations and approvals from the City of Fernley and other applicable jurisdictions for the Initial Improvements.

(c) All direct and indirect cost of procuring, constructing and installing the Initial Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit and all labor and materials constituting the Initial Improvements.

(d) All fees payable to the general contractors, Landlord’s Architect and/or Engineer if they are required by any Buildings official to redesign any portion of the Initial Improvements following Tenant’s approval of the Plans.

Landlord shall not be responsible for the cost of any Alterations or Utility Installations installed or constructed by Tenant (except as set forth in Paragraph 8 below) or any of Tenant’s trade fixtures, equipment, furniture, furnishings, telephone, internet, or computer equipment, or other personal property.

4. Construction Contract.

Following Tenant’s approval of the Plans, Landlord shall promptly select one or more contractors to construct the Initial Improvements.

5. Construction of Initial Improvements.

(a) Landlord shall cause its contractor(s) to proceed to secure a building permit and commence construction. Tenant shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Landlord to obtain needed permits and certificates of occupancy (which may be temporary), if required. Minor changes, modifications or alterations to the Final Plans may be made without the prior written consent of Tenant, and shall become part of the Plans.

(b) Landlord shall use its diligent and commercially reasonable efforts to construct the Initial Improvements within sixty (60) days following the Commencement Date.

Exhibit C	INITIALS Landlord_________ Tenant_________

7. Miscellaneous.

(a) Tenant has designated John Marchetti (email: jmarchetti@dragonflyenergy.com, phone: 775-622-3448) as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Landlord shall be entitled to rely on such person’s consents, approvals, instructions requests, demands, notices and the like with respect to Initial Improvements. Landlord has designated Randy Jones (email: Randy@JonesDevelopers.com, phone: (510) 261-5500 / cell (510) 852-1136) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter.

(b) Time of the Essence. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days, and references to business days shall mean Monday through Friday, excluding Federal holidays. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

(c) Surrender. Any Initial Improvements shall at once become part of the Building and the property of Landlord. Tenant shall not be required to remove them upon expiration or termination of this Lease.

(d) Warranty. Upon completion of the Initial Improvements, Landlord shall provide Tenant the benefit of Landlord’s rights under any warranties relating to items for which Tenant has repair and maintenance obligations under the Lease and received by Landlord from the Contractor and other suppliers, contractors and subcontractors.

8. Landlord Contribution to Tenant’s Initial Alterations. Notwithstanding anything herein to the contrary, Landlord shall reimburse Tenant for the following Alterations to be completed by Tenant: actual, reasonable out-of-pocket cost of: (a) painting the office area (standard industrial office finish spec), to include entry area, private offices, storage room, Computer/Data Room, conference room, lunch room, employee entry and restrooms; (b) installing carpet in office area (standard industrial office finish spec), to include private offices, storage room, Computer/Data Room, conference room; (c) at Tenant’s option, installing LVP flooring in Computer/Data Room and storage room in lieu of carpeting in those areas; (d) work for sidewalk, landscaping, and concrete pad necessitated in connection with approval of Tenant’s CUP application, subject to the following:

(i) All costs of for the foregoing shall be at standard, market rates (not overtime rates) based on building standard materials, approved in advance by Landlord.

(ii) The work under item (d) shall be bid by KAP construction (or an alternate Tenant contractor) and approved by Landlord in advance.

(iii) All Alterations shall be completed in compliance with the Lease, including Section 8.02, using licensed and insured contractors reasonably acceptable to Landlord.

(iv) Landlord shall reimburse Tenant upon completion of such Alterations and Tenant’s occupancy of the Premises for its business operations. In connection with its application for payment, Tenant shall provide Landlord with (x) invoices from Tenant’s contractor(s) covering all work actually performed and construction and materials in place and describing in reasonable detail such work, construction and/or materials, (y) evidence of payment and (z) unconditional lien releases in a form reasonably acceptable to Landlord. Payment shall be due within thirty (30) days after receipt of same. All such work shall be warranted against defects for a reasonable period. If a certificate of occupancy is required based on Tenant’s initial Alterations, Tenant shall provide Landlord with a copy thereof in connection with its request for payment.

(iv) Tenant shall seek reimbursement from Landlord, if at all, within six (6) months following the Commencement Date, subject to extension due to Unavoidable Delay, but in no event more than twelve (12) months.

(v) In no event shall Landlord be required to make payment to Tenant while an Event of Default is continuing.

(vi) Any work reimbursed by Landlord shall at once become part of the Building and property of Landlord.

Exhibit C	INITIALS Landlord_________ Tenant_________

EXHIBIT D

ENVIRONMENTAL DISCLOSURE STATEMENT

This Environmental Disclosure Statement is designed to solicit information concerning your proposed use of Hazardous Materials (as defined in Section 10.02 of the Lease) on property (“the Premises”) owned by «Landlord», Landlord (“the Landlord”). Please complete the questionnaire and return it to Reynolds & Brown or its designee for evaluation. If additional space is necessary, please continue your answer on separate paper. In the event your proposed use, generation or storage of Hazardous Materials is considered to be significant, we may require further information. Thank you for your cooperation with this matter.

I.	BACKGROUND INFORMATION

_______________________________________________________________________________________________

Name (Corporation, Partnership, Public Agency or individual)

_______________________________________________________________________________________________

Street Address

_______________________________________________________________________________________________

City, State, Zip Code

Contact Person and Title: ____________________________________________________________________________

Telephone Number: (____) _____-________________

Address of the Premises (property to be leased)

_______________________________________________________________________________________________

Street Address

_______________________________________________________________________________________________

City, State, Zip Code

IF NOT APPLICABLE TO YOUR BUSINESS – INITIAL HERE

II.	DESCRIPTION OF PROPOSED FACILITY

A. Describe in detail your proposed facility and the type of operations to be conducted on the Premises including principal products to be produced and/or services to be performed:

B. What environmental laws (e.g. Resource Conservation and Recovery Act; Clean Air Act) must be complied with in connection with your proposed facility and operations? Identify the governmental agencies responsible for monitoring and evaluating the compliance of the proposed facility with any environmental law:

Exhibit D

III.	STORAGE OF HAZARDOUS MATERIALS

A. Do you intend to store any Hazardous Materials on the Premises?

If yes, describe (i) the Hazardous Materials to be store, (ii) the estimated quantity (on an annual basis) of Hazardous Materials to be store, and (iii) the proposed method of storage (e.g. above-ground storage tanks, underground storage tanks, drums, pipelines):

Hazardous Material	Method of Storage	Quantity
	(Describe capacity and composition of container)	(On an annual basis)

B. Identify any permits and/or licenses which must be obtained in connection with the storage of any Hazardous Materials:

IV.	HAZARDOUS WASTE MANAGEMENT

Identify any Hazardous Materials (other than air emissions and wastewater described in V and VI) which will be generated by the facility, the hazard class, and the quantity of generation on a monthly basis:

Hazardous Material	Hazard Class	Quantity
(On a monthly basis)

Describe the method(s) of disposal for each Hazardous Material:

Do you intend to treat or process any Hazardous Materials on the Premises? If yes, describe the proposed method(s) of treatment and/or processing:

Identify any permits and/or licenses which must be obtained in connection with (i) the disposal of each Hazardous Material and (ii) any treatment or processing of Hazardous Materials:

V.	AIR EMISSIONS

A. Describe air emissions from each source of anticipated air pollutants including fuel burning equipment (describe type of fuel burned) on the Premises:

B. Describe the air pollution control equipment to be used to reduce emissions from each source of air emissions:

C. Describe the method(s) to be used to monitor any air emissions:

D. Identify any permits and/or licenses which must be obtained in connection with any air emissions:

VI.	WATER DISCHARGES

A. List all sources of wastewater discharges to surface waters, septic systems or holding ponds:

B. List all sources of wastewater discharges to public sewer systems:

C. List the average daily flow for each discharge:

D. Identify any permits and/or licenses which must be obtained in connection with any wastewater discharge:

VII.	PAST AND PRESENT OPERATIONS

A. Are there any governmental agency enforcement actions, past, pending or, to the best of your knowledge, threatened administrative or court orders or actions or consent decrees concerning compliance by your company with environmental laws in connection with facilities similar to the proposed facility? If yes, are there any continuing compliance obligations as a result of such orders or decrees?

B. Has your company received requests for information from governmental agencies responsible for regulating compliance with environmental laws? If yes, please explain the basis for such request(s):

C. Has your company been the subject of any administrative inquiries in connection with Hazardous Materials? If yes, please explain the basis for such inquiry:

D. Are there any past, pending or, to the best of your knowledge, threatened private actions against your company concerning compliance with environmental laws? If yes, what is the status and/or result of each action:

As an officer, a general partner or a duly authorized representative of the company, I am familiar with all operations of the company and the operations to be conducted on the Premises. I have made due inquiry in answering the foregoing questions and hereby certify to Landlord that to the best of my knowledge, information and belief the information disclosed above is true and correct and complete.

(Signature)

(Title)

Exhibit D

EXHIBIT E

RULES AND REGULATIONS

1. The sidewalks, entrances, lobby and public corridors shall be used only as a means of ingress and egress and shall remain unobstructed at all times. The entrance and exit doors of all suites are to be kept closed at all times except as required for orderly passage to and from a suite. Loitering in any part of the Building or obstruction of any means of ingress or egress shall not be permitted. Doors and windows shall not be covered or obstructed.

2. Plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no rubbish, newspapers, trash or other substances of any kind shall be thrown into them. Walls, floors and ceiling shall not be defaced in any way and no one shall be permitted to mark, drive nails, screws or drill into, paint or in any way mar any Building surface, except that pictures, certificates, licenses and similar items normally used in Tenant’s business may be carefully attached to the walls by Tenant in a manner to be prescribed by Landlord. Upon removal of such items by Tenant any damage to the walls or other surfaces, except minor nail holes, shall be repaired by Tenant.

3. No awning, shade, sign, advertisement or notice shall be inscribed, painted, displayed or affixed on, in or to any window, door or any other part of the outside or inside of the Building or the demised premises. No window displays or other public displays shall be permitted without the prior written consent of Landlord.

4. The cost of any special electrical circuits for items such as copying machines, computers, microwaves, etc., shall be borne by Tenant unless the same are part of the building standard improvements. Prior to installation of equipment Tenant must receive written approval from Landlord.

5. No improper noises, vibrations or odors will be permitted in the Building, nor shall any person be permitted to interfere in any way with tenants or those having business with them. No person will be permitted to bring or keep within the Building any animal, bird or any toxic or flammable substances without Landlord’s prior permission. No person shall throw trash, refuse, cigarettes or other substances of any kind any place within or out of the Building except in refuse containers.

6. All re-keying of office doors after occupancy will be at the expense of Tenant.

7. Tenant will not install or use any window coverings except those provided by Landlord, nor shall Tenant use the leased premises for storage, drying of laundry or any other activity which would detract from the appearance of the Building or interfere in any way with the use of the Building by other tenants.

8. At Landlord’s option, Tenant shall provide and cause all Tenant’s employees to use protective floor mats under all desk chairs used in the Premises.

9. If Tenant requires telegraphic, telephonic, burglar, or of similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.

10. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building elsewhere. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and each tenant shall cooperate to prevent same. Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

11. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not park any vehicles in the Building parking areas overnight. Tenant shall not park vehicles in the Building parking areas larger than full size passenger automobiles or pickup trucks. Landlord may, in its sole discretion, designate separate areas for bicycles and motorcycles. Tenant shall not leave any bicycles or motorcycles in the Building parking areas overnight.

12. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

13. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

Exhibit E	INITIALS Landlord_________ Tenant_________